Exhibit 1.1

AGREEMENT AND PLAN OF MERGER

by and among

BALL CORPORATION,

BALL AEROSOL AND SPECIALTY CONTAINER CORPORATION

and

U.S. CAN CORPORATION

and

THE SECURITYHOLDERS OF U.S. CAN CORPORATION

SET FORTH ON SCHEDULE I HERETO

Dated as of February 14, 2006

TABLE OF CONTENTS

GLOSSARY OF DEFINED TERMS

Defined Term	Position of Definition

5% Stockholder	Section 3.9(d)
2000 Indenture	Section 6.10(b)
Adverse Effect	Section 3.15(b)
affiliate	Section 11.9(a)
Agreement	Preamble
Ancillary Agreements	Section 11.9(b)
associate	Section 11.9(c)
Audited Financial Statements	Section 3.6(c)
Benefit Plans	Section 3.11(a)
Board	Recitals
Business Day	Section 11.9(d)
Bylaws	Section 1.7
Certificate	Section 2.3(c)
Certificate of Merger	Section 1.4
Charter	Section 1.6
Claim	Section 6.15(a)
Closing	Section 1.3
Closing Balance Sheet	Section 2.8(b)
Closing Date	Section 1.3
COBRA	Section 3.11(e)
Code	Recitals
Collection Period	Section 2.8(j)
Company	Preamble
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Material Adverse Effect	Section 3.1
Company Parties	Section 6.15(a)
Company SEC Reports	Section 3.6(a)
Company Shares	Section 2.1(a)
Company Subsidiary	Section 3.1
Confidentiality Agreement	Section 6.3(b)
Corporation	Section 1.6
Current Premium	Section 6.15(c)
Debt Commitment Letter	Section 5.12
Debt Offer	Section 6.10(a)
Debt Offer Documents	Section 6.10(a)
Deductible	Section 9.4(a)
DGCL	Section 1.2
D&O Insurance	Section 6.15(c)
Effective Time	Section 1.4
Environmental Law	Section 3.10
ERISA	Section 3.11(a)
ERISA Affiliate	Section 3.11(a)

Defined Term	Position of Definition

Escrow Agent	Section 2.3(a)
Escrow Agreement	Section 2.3(a)
Estimated Balance Sheet	Section 2.8(a)
Estimated Working Capital	Section 2.8(g)
Estimated Net Debt	Section 2.8(e)
Exchange Act	Section 3.5(b)
Expenses	Section 11.1(a)
Final Closing Balance Sheet	Section 2.8(c)
Financing	Section 6.8(a)
Foregone NOLs	Section 6.12(e)
Formametal	Section 3.1
GAAP	Section 3.6(b)
Governmental Authority	Section 3.5(b)
Held Back Consideration	Section 2.3(a)
Hold Back Period	Section 9.5(a)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Indentures	Section 6.10(b)
Intellectual Property	Section 3.8
knowledge	Section 11.9(e)
Laws	Section 3.5(a)
Lenders	Section 5.12
Liens	Section 3.5(a)
Losses	Section 9.2(a)
Lost Tax Benefit	Section 6.12(e)
Material Contracts	Section 3.9(b)
Maximum Net Debt Amount	Section 2.8(e)
Merger	Recitals
Merger Consideration	Section 2.1(b)
Multiemployer Pension Plans	Section 3.11(a)
Net Debt	Section 2.8(f)
Net Debt Excess Amount	Section 2.8(f)
Net Debt Shortfall Amount	Section 2.8(f)
Neutral Auditor	Section 2.8(d)
Newco	Preamble
Newco Common Stock	Section 2.1(d)
Notes	Section 6.10(a)
NYSE	Section 5.5(b)
Option Date	Section 2.8(j)
Option Plans	Section 2.2(a)
Options	Section 2.2(a)
Order	Section 7.1(a)
Parent	Preamble
Parent Common Stock	Section 2.1(b)

Defined Term	Position of Definition

Parent SEC Report	Section 5.7(a)
Parent Subsidiary	Section 5.7(d)
Payment Shortfall	Section 9.5(b)
Pension Plans	Section 3.11(a)
person	Section 11.9(f)
Permitted Exceptions	Section 3.15(b)
Pre-Closing Activities	Section 6.12(e)
Pre-Closing Tax Period	Section 6.12(e)
Preferred Share	Section 2.1(b)
Preferred Stock	Section 2.1(b)
Purchase Price	Section 2.3(a)
Purchase Price Adjustment Amount	Section 9.5(b)
Purchaser Indemnified Parties	Section 9.2(a)
Purchaser Material Adverse Effect	Section 5.1
Refinancing	Section 5.12
Representatives	Section 6.3(a)
Required Working Capital Amount	Section 2.8(g)
Resolution Period	Section 2.8(c)
SEC	Section 3.6(a)
Secured Notes	Section 6.10(a)
Securities Act	Section 3.6(a)
Securityholders	Recitals
Securityholders’ Representative	Section 10.1(a)
Seller Indemnified Parties	Section 9.2(c)
Senior Secured Financing	Section 5.12
Share Price	Section 2.3(a)
Shelf Registration Statement	Section 6.14
SOX	Section 3.6(d)
Spin-Off	Recitals
Spin-Off Agreement	Recitals
Spun-Off Entity	Section 11.9(h)
Stockholders Agreement	Section 3.18
Straddle Period	Section 6.12(a)
Subject Receivable	Section 2.8(j)
Subordinated Notes	Section 6.10(a)
subsidiary	Section 11.9(g)
Surviving Corporation	Section 1.2
Surviving Corporation Common Stock	Section 2.1(d)
Tax	Section 3.12(m)
Tax Contest	Section 6.12(g)
Tax Return	Section 3.12(m)
Third Party Claim	Section 9.3(b)
Title Commitments	Section 3.15(b)
Title Company	Section 3.15(b)

Defined Term	Position of Definition

Transaction Documents	Section 11.9(i)
Transactions	Recitals
Transfer Taxes	Section 6.12(c)
Transferred Subsidiary	Section 3.1
Transition Services Agreement	Section 6.16
USC Europe	Recitals
USC May	Recitals
USCC	Recitals
WKSI	Section 5.13
Working Capital	Section 2.8(h)
Working Capital Excess	Section 2.8(h)
Working Capital Shortfall	Section 2.8(h)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of February 14, 2006, by and among Ball Corporation, an Indiana Corporation (“Parent”), Ball Aerosol and Specialty Container Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Newco”), U.S. Can Corporation, a Delaware corporation (the “Company”) and each of the persons listed on Schedule I hereto.

RECITALS

WHEREAS, the Company desires that Newco merge with and into the Company, all upon the terms and subject to the conditions of this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”), subject to the terms and conditions set forth herein, has unanimously (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) and (iii) recommended approval and adoption by the stockholders of the Company of this Agreement and the Transactions;

WHEREAS, the persons listed on Schedule I hereto are the record and beneficial owners of (i) all of the issued and outstanding shares of preferred stock of the Company and (ii) all of the outstanding shares of restricted stock of the Company (collectively, the “Securityholders”), in each case in the respective amounts set forth opposite their names on Schedule I hereto;

WHEREAS, pursuant to the Merger, all of the shares of the Company’s capital stock will be converted in the manner set forth herein;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization,” and this Agreement shall constitute a plan of reorganization, within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder;

WHEREAS, prior to the Closing, the Company will enter into a Master Separation and Distribution Agreement with United States Can Company, a wholly owned subsidiary of the Company (“USCC”), U.S.C. Europe N.V., a wholly owned subsidiary of USCC (“USC Europe”), U.S.C. Europe Netherlands B.V., a wholly owned subsidiary of USC Europe, and USC May Verpackungen Holding Inc., a wholly owned subsidiary of USCC (“USC May”) in the form of Exhibit A attached hereto (the “Spin-Off Agreement”); and

WHEREAS, the Merger will occur only after, and is conditioned upon the consummation of, the Spin-Off (as defined in the Spin-Off Agreement).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

ARTICLE I
THE TRANSACTIONS
Section 1.1 The Spin-Off. Provided that all conditions precedent to the Spin-Off set forth in the Spin-Off Agreement have been satisfied, upon the terms and subject to the conditions set forth in the Spin-Off Agreement, prior to the Closing, the Company shall effect the Spin-Off in connection with the Merger and the Company shall effect, and shall cause each person that is a party to the Spin-Off Agreement to effect, all other transactions related to the Spin-Off.

Section 1.2 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease. The Company shall be the surviving corporation in the Merger (with respect to all post-Closing periods, the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger (as defined below) and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at 9:00 a.m. at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, as promptly as practicable but in no event later than the fifth (5th) Business Day after which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance with this Agreement, or (ii) at such other date, place and time as the Company and Newco may agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 1.4 Effective Time. At the Closing, the Company and Newco will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.5 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Newco or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Newco or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Newco or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.6 Certificate of Incorporation. The certificate of incorporation of Newco as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law (as defined below).

Section 1.7 The Bylaws. The bylaws of Newco as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended as provided in such Bylaws, the Charter or by applicable Law.

Section 1.8 Directors and Officers. The directors and officers of Newco immediately prior to the Effective Time shall, from and after the Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK
Section 2.1 Effect on Capital Stock. At the Effective Time, the Merger shall have the following effects on the capital stock of the Company and Newco:

(a) At the Effective Time, each share (each, a “Company Share” and together the “Company Shares”) of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any such shares issued and held in the Company’s treasury) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding and shall be canceled and retired and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(b) Subject to Section 2.3(a), Section 2.6, Section 2.8 and Article IX, at the Effective Time, each share (each, a “Preferred Share” and together the “Preferred Shares”) of the various series of preferred stock, par value $1.00 per share, of the Company (the “Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any such shares issued and held in the Company’s treasury but including all outstanding restricted shares of Preferred Stock, which shall become vested in connection with the Merger) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive shares (the “Merger Consideration”) of common stock, without par value, of Parent (the “Parent Common Stock”), in each case in the aggregate respective amounts set forth opposite the name of the holder thereof on Schedule I hereto under the column “Merger Consideration.” All such Preferred Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Preferred Shares shall thereafter cease to have any rights with respect thereto, except the right to receive, subject to Section 2.3(a), Section 2.8 and Article IX, the applicable Merger Consideration, without interest, for each such share upon the surrender of such certificate in accordance with Section 2.4.

(c) At the Effective Time, each Company Share and each Preferred Share issued and held in the Company’s treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist.

(d) At the Effective Time, each share of common stock, without par value, of Newco (“Newco Common Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, without par value, of the Surviving Corporation (the “Surviving Corporation Common Stock”). All such shares of Newco Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Newco Common Stock shall thereafter cease to have any rights with respect to such Newco Common Stock, except the right to receive Surviving Corporation Common Stock as set forth above.

Section 2.2 Stock Options.

(a) At the Effective Time, each outstanding and unexercised option to purchase shares of Company Common Stock (an “Option” and collectively, the “Options”) granted under each compensatory stock option plan or any other equity-based plans, agreements or arrangements of or with the Company or any of its subsidiaries providing for the granting of Options or other equity-based awards (collectively, the “Option Plans”), including the Company’s 2000 Equity Incentive Plan and 2005 Equity Incentive Plan, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(b) The Company and the Surviving Corporation, as the case may be, shall use reasonable best efforts obtain all necessary consents, waivers or releases from holders of Options, and shall take all such action as may be reasonably necessary or appropriate to give effect to, and accomplish, the transactions contemplated by this Section 2.2.

(c) Except as otherwise provided herein or agreed by the parties, the Option Plans shall terminate effective as of the Effective Time and the Company shall use commercially reasonable efforts to cause the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary (as defined below) to be canceled as of the Effective Time.

Section 2.3 Payment of Merger Consideration. The manner of making payment of the Merger Consideration shall be as follows:

(a) At the Effective Time, Parent shall pay the total Merger Consideration equal to 1.1 million shares of Parent Common Stock, as adjusted pursuant to Sections 2.8(e), 2.8(f), 2.8(g) and 2.8(h) below (the “Purchase Price”); provided, that Parent shall set aside shares of Parent Common Stock in an amount equal to $20,000,000 (the “Held Back Consideration”) from the amount of Merger Consideration that each Securityholder is entitled to receive, in each case in the amount set forth opposite each such Securityholder’s name on Schedule I hereto under the columns headed “Held Back Shares.” The Held Back Consideration shall be deposited at Closing with an escrow agent to be mutually agreed upon by the Company and Parent (the “Escrow Agent”) and be held and released to the Securityholders or Parent, as applicable, in accordance with the terms of this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit B, with such changes as may be reasonably required by the Escrow Agent (the “Escrow Agreement”). For all purposes under this Agreement (including this Section 2.3(a), and Section 9.5(b)) and the Escrow Agreement, each Held Back Share shall be deemed to have a value equal to the average of the closing prices of Parent Common Stock for the ten (10) trading days ending on the Business Day immediately prior to the Closing Date, to be adjusted for stock splits, stock dividends, combinations, recapitalizations or the like with respect to shares of Parent Common Stock (the “Share Price”).

(b) At the Effective Time, Parent, subject to receiving such Securityholder’s Certificates (as defined below) surrendered in accordance with Section 2.3(c), shall (i) pay to each Securityholder an amount of cash payable in respect of fractional shares in accordance with Section 2.6, which amount shall be set forth opposite such Securityholders’ name on Schedule I hereto under the column headed “Aggregate Fractional Share Closing Payment” and (ii) deliver to each Securityholder a certificate or certificates representing the number of shares of Parent Common Stock, registered in such names and in such denominations as the Securityholders’ Representative (as defined below) shall request in writing not later than three (3) Business Days prior to the Closing Date, equal to the number of shares set forth opposite such Securityholders’ name on Schedule I hereto under the column headed “Aggregate Closing Stock.”

(c) At the Effective Time, each holder of a Preferred Share shall surrender the applicable certificate(s) (each, a “Certificate”) representing such shares and in exchange therefor shall be entitled to receive the amount of shares of Parent Common Stock and the amount, if any, of cash payable in respect of fractional shares in accordance with Section 2.6 to which such Securityholder is entitled pursuant to Section 2.1 and Schedule I and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable in respect of fractional shares upon the surrender of such Certificates. If payment is to be made to a person other than the person in whose name such Certificate surrendered is registered, it may be a condition of payment that such Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate surrendered of the applicable Merger Consideration, or that such person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, each Certificate evidencing a Preferred Share shall represent, for all purposes, only the right to receive the applicable Merger Consideration in accordance with Section 2.1(b) and Schedule I hereto.

(d) At the Effective Time, Parent shall surrender the certificate(s) representing the Newco Shares and the Surviving Corporation shall issue to Parent in exchange therefor a certificate or certificates representing the number of shares of Surviving Corporation Common Stock to which Parent is entitled pursuant to Section 2.1(d).

Section 2.4 No Transfer of Shares After the Effective Time. No transfers of Company Shares or Preferred Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

Section 2.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Securityholders’ Representative will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.6 No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock or Surviving Corporation Common Stock will be issued and any person entitled to receive a fractional share of Parent Common Stock or Surviving Corporation Common Stock, as applicable, but for this Section 2.6 shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the Share Price.

Section 2.7 Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse split), or stock dividend or stock distribution, made on a pro rata basis to all holders of such class of stock of the entity making such a stock dividend or stock distribution, there is a change in the number of Preferred Shares or shares of Parent Common Stock outstanding, then the applicable Merger Consideration to which a person is entitled shall be equitably adjusted to eliminate the effects of such event.

Section 2.8 Certain Adjustments.

(a) No later than five (5) Business Days prior to the scheduled Closing Date, the Securityholders’ Representative shall prepare and deliver to Parent an unaudited consolidated balance sheet for the Company and the Transferred Subsidiaries (after giving effect to the Spin-Off) as of the scheduled Closing Date (the “Estimated Balance Sheet”). The Estimated Balance Sheet shall include a calculation of Working Capital (as defined below) and Net Debt (as defined below). The Estimated Balance Sheet shall be prepared in conformity with GAAP (as defined below). Upon Parent’s receipt of the Estimated Balance Sheet, the parties shall cooperate in developing and agreeing to a final Estimated Balance Sheet.

(b) As soon as practicable, but in no event later than forty-five (45) days following the Closing Date, Parent shall prepare and deliver to the Securityholders’ Representative an unaudited consolidated balance sheet for the Company and the Transferred Subsidiaries as of the Closing (after giving effect to the Spin-Off) (the “Closing Balance Sheet”). The Closing Balance Sheet shall include a calculation of Net Debt and Working Capital. The Closing Balance Sheet shall be prepared in conformity with GAAP and in accordance with this Section 2.8.

(c) After receipt of the Closing Balance Sheet, the Securityholders’ Representative shall have fifteen (15) days to review it, including the calculations of Net Debt and Working Capital. During the review of the Closing Balance Sheet, the Securityholders’ Representative and its authorized representatives shall have reasonable access to all relevant books and records and employees of the Surviving Corporation and the Surviving Corporation’s accountants to the extent required to complete the review of the Closing Balance Sheet. Unless the Securityholders’ Representative delivers written notice to Parent on or prior to the fifteenth (15th) day after receipt of the Closing Balance Sheet specifying in reasonable detail its objections to the Closing Balance Sheet, the parties shall be deemed to have accepted and agreed to the Closing Balance Sheet. If the Securityholders’ Representative so notifies Parent of such an objection to the Closing Balance Sheet, including to the calculations of Net Debt and Working Capital, the parties shall within thirty (30) days following the date of such notice (the “Resolution Period”) attempt to resolve their differences. Any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable, provided, however, that agreement by the Securityholders’ Representative and Parent as to the Final Closing Balance Sheet (as defined below) or a determination pursuant to Section 2.8(d) shall not prevent either party from making any claims under Article IX hereof. The term “Final Closing Balance Sheet” shall mean the definitive Closing Balance Sheet (which includes the calculations of Net Debt and Working Capital) agreed to by the Securityholders’ Representative and Parent in accordance with this Section 2.8(c) or the definitive Closing Balance Sheet resulting from the determination made by the Neutral Auditor in accordance with Section 2.8(d) (in addition to those items theretofore agreed to by the Securityholders’ Representative and Parent).

(d) If at the conclusion of the Resolution Period, the parties have not resolved the disputes, then all amounts remaining in dispute shall, at the election of either party,

be submitted to an auditor who shall be selected by Parent and the Securityholders’ Representative (the “Neutral Auditor”). The Neutral Auditor shall be engaged no later than three (3) Business Days after an election by either party to submit its objections to the Neutral Auditor, and each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. The Neutral Auditor shall be a nationally recognized certified public accounting firm that is not rendering (and during the preceding two (2) year period has not rendered) audit services, other than pension-related audit services, to either the Company, the Securityholders’ Representative or Parent in North America. If the parties are unable to agree on such Neutral Auditor, then the respective accounting firms of each of Parent and the Securityholders’ Representative shall choose the Neutral Auditor. All fees and expenses of the Neutral Auditor shall be borne equally by the Securityholders and Parent. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by the Securityholders’ Representative and Parent, and not by independent review, only those issues still in dispute. The Neutral Auditor’s determination shall be made within thirty (30) days of its engagement or as soon thereafter as possible, shall be set forth in a written statement delivered to the Securityholders’ Representative and Parent and shall be final, binding, conclusive and nonappealable.

(e) The Purchase Price payable at the Closing shall be (i) increased to the extent the Net Debt as reflected on the Estimated Balance Sheet (the “Estimated Net Debt”) is less than $550,000,000 (the “Maximum Net Debt Amount”) or (ii) decreased to the extent the Estimated Net Debt is greater than the Maximum Net Debt Amount. The number of shares of Parent Common Stock to be added to or subtracted from, as applicable, the Purchase Price deliverable at the Closing pursuant to the preceding sentence in the event the Estimated Net Debt is less than or greater than, as applicable, the Maximum Net Debt Amount shall be that number of shares obtained by dividing (x) the amount by which the Estimated Net Debt is less than or greater than, as applicable, the Maximum Net Debt Amount by (y) the Share Price.

(f) If Net Debt as reflected on the Final Closing Balance Sheet is greater than the Estimated Net Debt (the “Net Debt Excess Amount”), the Securityholders shall pay such Net Debt Excess Amount to the Surviving Corporation. If Net Debt as reflected on the Final Closing Balance Sheet is less than the Estimated Net Debt (the “Net Debt Shortfall Amount”), the Surviving Corporation shall pay such Net Debt Shortfall Amount to the Securityholders. “Net Debt” means the excess of all outstanding third party indebtedness less the sum of all cash and cash equivalents on hand.

(g) The Purchase Price payable at the Closing shall be (i) increased to the extent the Working Capital as reflected on the Estimated Balance Sheet (the “Estimated Working Capital”) is greater than $46,500,000 (the “Required Working Capital Amount”) or (ii) decreased to the extent the Estimated Working Capital is less than the Required Working Capital Amount. The number of shares of Parent Common Stock to be added to or subtracted from, as applicable, the Purchase Price deliverable at the Closing pursuant to the preceding sentence in the event the Estimated Working Capital is greater than or less than, as applicable, the Required Working Capital Amount shall be that number of shares obtained by dividing (x) the amount by which the Estimated Working Capital is greater than or less than, as applicable, the Required Working Capital Amount by (y) the Share Price.

(h) If the Working Capital of the Company as reflected on the Final Closing Balance Sheet is less than the Estimated Working Capital (the “Working Capital Shortfall”), the Securityholders shall pay such Working Capital Shortfall to the Surviving Corporation. If the Working Capital of the Company as reflected on the Final Closing Balance Sheet is greater than the Estimated Working Capital (the “Working Capital Excess”), the Surviving Corporation shall pay such Working Capital Excess to the Securityholders. “Working Capital” means the sum of trade accounts receivable, other non-trade receivables, inventories and other current assets (excluding cash and cash equivalents and pre-paid income taxes) less trade accounts payable, accrued expenses (including Expenses (as defined below) of the Company, any of its subsidiaries and the Securityholders that are accrued as of the Closing, but excluding restructuring reserves), allowance for doubtful accounts and reserves for obsolete inventory, all determined in conformity with GAAP and in accordance with this Section 2.8. For the avoidance of doubt, determination of Working Capital shall not include or reflect any assets or liabilities of Formametal.

(i) All inventory reflected on the Closing Balance Sheet shall be based upon a physical count of the inventory taken by the Company (with Parent, the Securityholders’ Representative and their respective representatives being permitted to observe such count and take additional test counts as Parent or the Securityholders’ Representative reasonably deems appropriate) as of mutually agreed times on the Closing Date. Such physical inventory shall be conducted in accordance with procedures to be mutually agreed and shall be taken at the Closing Date. The physical inventory shall include all products of the Company and list the type and quantity of the inventory as of the date the physical count was taken. For purposes of the Closing Balance Sheet, the inventory shall consist of finished goods, work-in-process and raw materials (which are either currently used in production of products or are products currently offered for sale by the Company). In connection with the physical inventory and the preparation of the Closing Balance Sheet, a provision for obsolete and unsaleable inventory will be determined and included in the Closing Balance Sheet to reflect physical inventory of the Company that is not saleable.

(j) From and after the Closing, the Surviving Corporation shall use commercially reasonable efforts, but in no event efforts less diligent than those customarily used by the Company in the collection of its accounts receivable in the ordinary course of business prior to the Closing, to collect the full amount of the accounts receivable set forth on Schedule 2.8(j) (the “Subject Receivable”) during the period prior to the first anniversary of the Closing Date (the “Collection Period”). During the Collection Period, all amounts received in respect of the Subject Receivable or other receivables in respect of this customer (other than amounts paid on a “cash on delivery” basis) shall first be applied to the Subject Receivable. If, upon the expiration of the Collection Period, the Subject Receivable remains uncollected in whole or in part, the Surviving Corporation shall have the option (but not the obligation) to sell, assign and transfer any or all of such uncollected Subject Receivable to the Securityholders’ Representative

on behalf of the Securityholders. The Surviving Corporation shall have until the date that is 15 business days after the expiration of the Collection Period to exercise such option (the date of exercise, if any, the “Option Date”), which option may be exercised by delivery to the Securityholders’ Representative of written notice specifying the aggregate amounts collected prior to the Option Date in respect of the Subject Receivable, together with documentation sufficient to convey ownership of the Subject Receivable to the Securityholders on the Option Date. Within five (5) Business Days after the Securityholders’ Representative’s receipt of such notice and documentation, the Securityholders’ Representative shall pay to the Surviving Corporation on its own behalf and on behalf of the other Securityholders an amount equal to the amount of the Subject Receivable that is uncollected as of the Option Date.

(k) Any payments to be made to the Surviving Corporation pursuant to this Section 2.8 shall be made as provided in Section 9.5(b).

Section 2.9 Tax Consequences. The parties hereto intend that the Merger qualify as a “reorganization” under Section 368(a) of the Code, and each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). Each of the parties hereto agrees to reasonably cooperate in order to qualify the Merger as a reorganization and, to the extent consistent with applicable law, to report the Merger for federal, state and local income tax purposes in a manner consistent with such characterization.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Newco and Parent that, except as set forth on the corresponding section of the disclosure schedule delivered by the Company to Parent and Newco prior to execution of this Agreement (the “Company Disclosure Schedule”) and except as disclosed in the Company SEC Reports filed after January 1, 2005 and prior to the date of this Agreement to the extent such qualifications are reasonably apparent (and which in no event shall include any information included in or provided as part of any risk factors or other factors in general cautionary statements, including statements regarding reliance on forward looking statements):

Section 3.1 Organization and Qualification; Subsidiaries. The Company, Formametal SA (“Formametal”) and each subsidiary of the Company (other than the Spun Off Entities, as defined below) (each, a “Transferred Subsidiary”) is a corporation or limited liability company, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing or its equivalent under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to be in good standing or its equivalent has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company and each Transferred Subsidiary is duly qualified or licensed as a foreign corporation or limited liability company, as the case may be, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing that has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect. The term “Company Material Adverse Effect” shall mean any change, effect or circumstance that is materially adverse to the business, operations, assets and liabilities (taken together), financial condition or results of operations of the Company and the Transferred Subsidiaries, taken as a whole, or that materially and adversely affects the ability of the Company to perform its obligations under this Agreement and consummate the Transactions; provided, however, that none of the following shall be deemed in themselves (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) any change, effect or circumstance that arises out of or relates to a general deterioration in the economy or in the industries in which the Company or the Transferred Subsidiaries operate (except to the extent that those changes have a disproportionate effect on the Company or the Transferred Subsidiaries, taken as a whole, relative to other participants in such industry), (ii) any change, effect or circumstance that arises out of or relates to the declaration by the United States of a national emergency or war, (iii) any change, effect or circumstance that arises out of or relates to (x) the fact that Parent is the prospective acquirer of the Company or (y) the consummation of the Transactions, (iv) any change, effect or circumstance that arises out of or relates to any unilateral action taken by Parent, Newco or any of its affiliates not contemplated by this Agreement or the transactions described herein and (v) any change, effect, event, occurrence, state of facts or development that arises out of or relates to any change in accounting requirements or principles imposed upon the Company or the Transferred Subsidiaries or any change in applicable Laws or the interpretation thereof (except to the extent that those changes have a disproportionate effect on the Company or the Transferred Subsidiaries, taken as a whole); provided further, however, that in the case of the exceptions contained in clauses (iii) or (iv), such change, event or circumstance must be directly and demonstrably caused by the particular circumstance described therein. Section 3.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all subsidiaries of the Company (the “Company Subsidiaries”). Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company owns directly or indirectly all of the issued and outstanding shares of capital stock of, or other equity interests in, the Transferred Subsidiaries. Other than as set forth in Section 3.1 of the Company Disclosure Schedule, the Company has no other equity interest or profit participation in any entity. No Company Shares are held by a Company Subsidiary.

Section 3.2 Charter Documents and Bylaws. The Company has heretofore provided to Parent a complete and correct copy of the restated certificate of incorporation and the bylaws of the Company as now in effect. The restated certificate of incorporation and bylaws of the Company so provided are each in full force and effect. The Company is not in violation of any of the provisions of its restated certificate of incorporation or bylaws.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000 shares of Company Common Stock and (ii) 200,000 shares of Preferred Stock, of which

106,666.667 shares have been designated Series A Senior Preferred and 22,125 shares have been designated Series B Senior Preferred. As of the date of this Agreement, (i) 55,019 shares of Company Common Stock were issued and outstanding, and no shares of Company Common Stock are held in treasury and (ii) 127,220 shares of Preferred Stock were issued and outstanding, consisting of 106,667 issued and outstanding shares of Series A Senior Preferred and 20,553 issued and outstanding shares of Series B Senior Preferred and no shares of Preferred Stock are held in treasury. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Section 3.3(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all holders of capital stock of the Company, indicating the number of shares of each class and series of capital stock of the Company held by each holder. Section 3.3(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option or of a share of restricted Company Common Stock or Preferred Stock or an Award (as defined in the Company’s 2005 Equity Incentive Plan), together with the grant date, vesting schedule, exercise price and number of shares of Common Stock or Preferred Stock or other securities subject to each such Option or Award. Except as set forth above, there are not now, nor (except as expressly permitted by this Agreement) will there be at the Effective Time, any options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Transferred Subsidiary or obligating the Company or any Transferred Subsidiary to issue, reserve for issuance or sell any shares of capital stock of, or other equity interests in, the Company or any Transferred Subsidiary. There are not now, nor will there be at the Effective Time, any outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights with respect to the Company or any Transferred Subsidiary. Except as contemplated hereby, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Transferred Subsidiary.

(b) Other than as set forth on Section 3.3(b) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party relating to voting or disposition of any shares of capital stock of the Company or any Transferred Subsidiary or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Transferred Subsidiary. All of the outstanding shares of capital stock, or other equity interests in, each of the Transferred Subsidiaries have been validly issued and are fully paid, non-assessable and free of any preemptive rights and, except as set forth in Section 3.1 of the Company Disclosure Schedule, are owned directly or indirectly by the Company free and clear of all Liens (as defined below).

Section 3.4 Authority Relative to this Agreement.

(a) The Company and each person that is a party to the Spin-Off Agreement has all necessary corporate power and authority to execute and deliver this Agreement and the Spin-Off Agreement, as applicable, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Spin-Off Agreement by the Company and each person that is a party to the Spin-Off

Agreement, as applicable, and the consummation by such party of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of such party are necessary to authorize this Agreement or the Spin-Off Agreement or to consummate the Transactions, other than the filing and recordation of appropriate documents for the Merger as required by the DGCL. Each of this Agreement and the Spin-Off Agreement has been duly and validly executed and delivered by the Company and each person that is a party to the Spin-Off Agreement, as applicable, and, assuming the due authorization, execution and delivery of this Agreement by Newco and Parent, each of this Agreement and the Spin-Off Agreement constitutes a legal, valid and binding obligation of the Company and each person that is a party to the Spin-Off Agreement, as applicable, enforceable against such party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

(b) The Board has unanimously (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders and (ii) approved and adopted this Agreement and the Transactions.

Section 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Spin Off Agreement by the Company and each person that is a party to the Spin Off Agreement does not, and the performance of this Agreement and the Spin Off Agreement by such party and the consummation by such party of the Transactions will not, (i) conflict with or violate the restated certificate of incorporation or bylaws of the Company or conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of any Transferred Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (collectively, “Laws”) applicable to the Company or any Transferred Subsidiary or by which any asset of the Company or any Transferred Subsidiary is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge, title imperfection or encumbrance (collectively, “Liens”) on any asset of the Company or any Transferred Subsidiary pursuant to, any contract, note, bond, mortgage, indenture, lease, agreement or other instrument or obligation to which the Company or any Transferred Subsidiary is a party or by which any asset of the Company or any Transferred Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Spin-Off Agreement by the Company and each person that is a party to the Spin-Off Agreement does not, and the performance of this Agreement and the Spin-Off Agreement by such party and the consummation by such party of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind (“Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and filing and recordation of appropriate documents for the Merger as required by the DGCL and (ii) other consents, approvals, authorizations, permits, filings or notifications where the failure to obtain all such consents, approvals, authorizations or permits, and to make all such filings or notifications, has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 SEC Filings; Financial Statements.

(a) Since January 1, 2003, the Company has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the “SEC”), including (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all Reports on Form 8-K, (D) all other reports or registration statements and (E) all amendments and supplements to all such reports and registration statements (collectively, the “Company SEC Reports”). The Company SEC Reports, as finally amended prior to the date hereof where applicable, as well as all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) complied or will comply, as applicable, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, in each case including the published rules and regulations of the SEC promulgated thereunder, each as applicable to such Company SEC Reports and (ii) except as set forth in Section 3.6(a) of the Company Disclosure Schedule, did not as finally amended where applicable and will not as of the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. No Transferred Subsidiary is subject to the periodic reporting requirements of the Exchange Act. To the knowledge of the Company as of the date hereof, there is no material unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC in writing with respect to the Company SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports and the internally prepared, unaudited financial statements for the year ended December 31, 2005 attached hereto as Exhibit D comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in all material respects in accordance with the published rules and regulations of the SEC and United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be set forth in the notes thereto or in Section 3.6(b) of the Company Disclosure Schedule) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto or in Section 3.6(b) of the Company Disclosure Schedule (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except as set forth in any Company SEC Report and except as disclosed in Section 3.6(c) of the Company Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the Company SEC Reports (the “Audited Financial Statements”), neither the Company nor any of the Transferred Subsidiaries had, and since such date neither the Company nor any of the Transferred Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet (or the footnotes thereto) of the Company prepared in accordance with GAAP, except liabilities incurred in the ordinary and usual course of business and consistent with past practice, liabilities incurred in connection with the Transactions, and liabilities that have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) with respect to the Company SEC Reports, and the statements contained in such certifications were true and accurate as of the time they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any Transferred Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are effective for recording, processing, summarizing and reporting the information the Company discloses in the reports that the Company files with the SEC under the Exchange Act.

(g) Since January 1, 2003, except as set forth in Section 3.6(g) of the Company Disclosure Schedule, the Company has not received any written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(h) Section 3.6(h) of the Company Disclosure Schedule contains the unaudited pro forma consolidated balance sheet of the Company and its subsidiaries as of December 31, 2005 which gives effect to the Spin-Off as if it had occurred (on the terms and subject to the conditions set forth in the Spin-Off Agreement) as of December 31, 2005. Such balance sheet fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of its date, as if the Spin-Off had occurred (on the terms and subject to the conditions set forth in the Spin-Off Agreement) on such date. The accounts reflected in the unaudited pro forma consolidated balance sheet referred to in this subsection have been prepared in all material respects in accordance with GAAP applied on a basis consistent with the historical audited consolidated financial statements of the Company and its subsidiaries.

Section 3.7 Absence of Certain Changes or Events. From September 30, 2005 to the date hereof, except as contemplated or permitted by this Agreement or the Transactions, or as disclosed in any Company SEC Report filed since September 30, 2005 and prior to the execution and delivery of this Agreement, the Company and the Transferred Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been (other than as described in Section 3.7 of the Company Disclosure Schedule): (a) any material change by the Company in its accounting methods, principles or practices except as required by GAAP, (b) any material revaluation by the Company of any material asset (including any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (c) any entry by the Company or any Transferred Subsidiary into any commitment or transaction material to the Company and the Transferred Subsidiaries taken as a whole, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any shares of the Company’s capital stock or any redemption, purchase or other acquisition of any of the Company’s securities, (e) any material increase in the benefits under, or the establishment, material amendment or termination of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or other Benefit Plan (as defined below) covering current or former employees, directors or consultants of the Company or any Transferred Subsidiary, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any director or officer of the Company or any Transferred Subsidiary or any other employee earning noncontingent cash compensation in excess of $150,000 per year, (f) any entry by the Company or any Transferred Subsidiary into, or any material modification of, any employment, consulting, retention, change in control, severance, termination or indemnification agreement with any director or officer of the Company or any Transferred Subsidiary or entry into any such agreement with any other person for a noncontingent cash amount in excess of $100,000 per year or outside the ordinary course of business, (g) any issuance by the Company or any Transferred Subsidiary of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any shares of Common Stock pursuant to the exercise of any stock options pursuant to the Option Plans and the issuance of any capital stock expressly contemplated by this Agreement, (h) any agreement by the Company or any Transferred Subsidiary to take any of the actions described in this Section 3.7 except as expressly contemplated by this Agreement, or (i) any event, change or circumstance that has had or would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Intellectual Property.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, and except as has not had or would not have a Company Material Adverse Effect, the Company and each of the Transferred Subsidiaries own and possess free and clear of any Liens, or have the valid and enforceable right to use, the patents, copyrights, know-how (including trade secrets and other proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, domain names, inventions, software, data, databases, specifications and designs (collectively, “Intellectual Property”) presently employed by them in connection with the operation of the businesses now operated by them. Section 3.8 of the Company Disclosure Schedule sets forth a complete list of all: (a) patented and registered Intellectual Property and invention disclosures, and pending patent applications or applications for registration of Intellectual Property, owned or filed by the Company or any Transferred Subsidiary, (b) all trade names and trademarks, service marks and copyrights owned or used by the Company or any Transferred Subsidiary, and (c) all licenses of Intellectual Property to which the Company or any of the Transferred Subsidiaries is a party. Neither the Company nor any of the Transferred Subsidiaries has received any notice of infringement or misappropriation of or conflict with asserted Intellectual Property rights of others that would result in any Loss (as defined below) to the Company or any Transferred Subsidiary, except for Losses resulting from such notices that have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any Transferred Subsidiary, is currently outstanding or is threatened, except for any claims that have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has no knowledge of any material infringement or misappropriation by any third party with respect to the Intellectual Property of the Company or any Transferred Subsidiary. All of the Intellectual Property owned or used by the Company or any Transferred Subsidiary as of the date hereof will be owned or licensed, respectively, subject to any modification of a license agreement agreed upon by the Company in the ordinary course of business, and available for use by the Company or such Transferred Subsidiary on identical terms and conditions immediately subsequent to the Closing except for such changes that have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Transferred Subsidiary has taken all reasonable and necessary actions to maintain and protect its Intellectual Property except for those actions, which the failure to take have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Material Contracts.

(a) Except as disclosed in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of the Transferred Subsidiaries is, nor, to the Company’s knowledge, is any other party, in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contracts (as hereinafter defined) to which it is a party, except for such defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect; and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default other than such events which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Material Contracts is in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all (i) material agreements, contracts, letters of intent or other understandings regarding the acquisition of a person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (including any such agreement, contract, letter of intent or other understanding that has closed but under which one or more of the parties has executory indemnification, earn-out or other liabilities) to which the Company or any Transferred Subsidiary is a party; (ii) credit agreements, indentures and other agreements related to any indebtedness for borrowed money in excess of $500,000 of the Company or any Transferred Subsidiary, (iii) joint venture or other similar agreements to which the Company or any Transferred Subsidiary is a party in each case that are material to the business of the Company and the Transferred Subsidiaries, taken as a whole, (iv) lease agreements to which the Company or any Transferred Subsidiary is a party with annual lease payments in excess of $250,000, (v) contracts under which the Company or any Transferred Subsidiary has advanced or loaned any other person any amount in excess of $200,000, (vi) guarantees of any obligations in excess of $350,000 (other than a guarantee by the Company of a Transferred Subsidiary’s debts or a guarantee by a Transferred Subsidiary of the Company’s debts or another Transferred Subsidiary’s debts), (vii) contracts or groups of related contracts with the same party or group of parties the performance of which involves annual consideration in excess of $500,000 which are not cancelable by the Company on sixty (60) days’ or less notice without premium or penalty, (viii) agreements under which the Company has granted any person registration rights (including demand and piggy-back registration rights), (ix) contracts or agreements purporting to restrict or prohibit the Company or any Transferred Subsidiary from engaging or competing in any business or engaging or competing in any business in any geographic area, (x) employment, consulting, retention, change in control, severance, termination or indemnification agreements between the Company or any Transferred Subsidiary and any director or officer of the Company or any Transferred Subsidiary or any other employee earning noncontingent cash compensation in excess of $150,000 per year, (xi) labor agreements, collective bargaining agreements or other labor related contracts (including work rules and practices) to which the Company or any Transferred Subsidiary is a party with respect to any labor union, labor organization, trade union, works council or similar organization or association of employees and (xii) other contracts which are material to the businesses of the Company and the Transferred Subsidiaries taken as a whole (collectively, the “Material Contracts”). The Company has made available to Parent a correct and complete copy of each Material Contract listed in Section 3.9(b) of the Company Disclosure Schedule.

(c) Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, no Material Contract will, by its terms, terminate as a result of the Transactions or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time, except for any Material Contracts which, if terminated or if such consents were not obtained, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Section 3.9(d) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all agreements of the Company or any Transferred Subsidiary with any stockholder who beneficially owns 5% or more of the outstanding voting securities of the Company (a “5% Stockholder”), any executive officer or director of the Company or any other Company Subsidiary. Section 3.9(d) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all agreements, arrangements or understandings between a 5% Stockholder and any officer, director or employee of the Company related in any manner to the Company or any Transferred Subsidiary, their business or the Transactions. Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, no officer or director of the Company, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of the Company Subsidiaries which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

Section 3.10 Environmental Matters. Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of the Transferred Subsidiaries has violated, or has any liability under, any environmental, safety or similar law or regulation applicable to its current or former businesses or properties relating to the protection of human health and safety, the environment or hazardous or toxic substances or waste, pollutants or contaminants (“Environmental Law”), lacks any permits, licenses or other approvals required of them under applicable Environmental Law or is violating any term or condition of any such permit, license or approval, in each case, except as has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Schedule or except as has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Transferred Subsidiaries has received any written notice or report regarding any violation of (and to the knowledge of the Company no condition exists, which if discovered, would constitute a violation of or result in any liability under) or any liability under any Environmental Law with respect to their current or former operations, properties or facilities. The Company and the Transferred Subsidiaries have made available to Parent all material environmental audits, reports and other material environmental documents relating to their properties, facilities or operations which are in their possession or reasonable control. Neither the Company nor any of the Transferred Subsidiaries (nor any other person whose liability the Company or any Transferred Subsidiary has retained or assumed contractually or by operation of law) has treated, stored, disposed of, arranged for or permitted the disposal of, handled, or released any substance, or owned or operated its business or any property or facility (and no such property or facility is, to the knowledge of the Company, currently contaminated by any such substance) in a manner that has resulted or will result in a Loss to the Company or any Transferred Subsidiary other than Losses that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Transferred Subsidiaries (nor any other person whose liability the Company or any Transferred Subsidiary has retained or assumed contractually or by operation of law) has arranged for the disposal or treatment or for the transportation for disposal or treatment, of any substance at any off-site location where such arrangement has resulted or will result in a Loss to the Company or any Transferred Subsidiary other than Losses that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of all material (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (sometimes referred to herein as “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material benefit plans, policies, programs, agreements or arrangements and (iii) other material bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation or other fringe benefit plan, program, policy, agreement, arrangement or practice (each, a “Plan”) maintained, or contributed to, by the Company or any of the Transferred Subsidiaries for the benefit of any current or former employees, officers, consultants or directors of the Company or any of the Transferred Subsidiaries (collectively, the “Benefit Plans”). Neither the Company nor any of the Transferred Subsidiaries has any obligations or liability that has or would reasonably be expected to have a Company Material Adverse Effect with respect to any Plan other than a Benefit Plan. The Company has delivered or made available to Parent correct and complete copies (including all amendments) of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description and summary of material modifications for each Benefit Plan for which such document is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan, (v) the most recent actuarial report or valuation, to the extent applicable, and (vi) a current Internal Revenue Service favorable determination letter, to the extent applicable.

(b) Except as disclosed in Section 3.11(b) of the Company Disclosure Schedule, (i) in all material respects, each Benefit Plan has been operated in accordance with its terms and complies with all applicable Laws, and (ii) all Pension Plans intended to be qualified plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), and no such determination letter has been revoked. To the knowledge of the Company, as of the date hereof, there is no reasonable basis for the revocation of any such determination letter.

(c) Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, none of the Benefit Plans is, and none of the Company, any of the Transferred Subsidiaries or any trade or business, whether or not incorporated that, together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code has, within the preceding six years, maintained or had an obligation to contribute to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (as such term is defined in section 3(37) of ERISA), (iii) a “multiple employer plan” (as such term is defined in ERISA), or (iv) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). Except as disclosed in Section 3.11(c) of the Company Disclosure Schedule, there are no material unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all material contributions due have been timely made.

(d) Except as disclosed on Section 3.11(d) of the Company Disclosure Schedule, none of the Company or any of the Transferred Subsidiaries has incurred any liability or taken any action, and the Company does not have any knowledge of any action or event, that could reasonably be expected to cause any one of them to incur any material liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) under Title IV of ERISA, including on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, (iii) on account of unpaid contributions to any Multiemployer Pension Plan or (iv) by reason of Section 4069, 4204 or 4212 of ERISA.

(e) None of the Company, any of the Transferred Subsidiaries or any ERISA Affiliate has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan that reasonably could be expected to subject the Company or any of the Transferred Subsidiaries to any material tax or penalty. Except as disclosed in the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, and (ii) there is no action, suit, audit, investigation or claim pending, or to the Company’s knowledge, threatened, other than routine claims for benefits in each case, as has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as disclosed in the Company Disclosure Schedule, none of the Company or any of the Transferred Subsidiaries has any obligation to provide any material health benefits or other non-pension benefits to retired or other former employees, directors or consultants except as specifically required by Part 6 of Title I of ERISA (“COBRA”).

(g) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule or by reason of transactions otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions or any termination of employment or service (or other event or occurrence) in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due from the Company or any Transferred Subsidiary to, or result in any forgiveness of indebtedness with respect to, any current or former employee, director or consultant, (ii) increase any benefits otherwise payable by the Company or any Transferred Subsidiary or (iii) result in the acceleration of the time of payment or vesting of any such benefits (including with regard to Option Plans) except as required under Section 411(d)(3) of the Code.

(h) Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith in compliance with Section 409A of the Code and guidance of the Internal Revenue Service provided thereunder. Except as disclosed in Section 3.11(g) of the Company Disclosure Schedule, no amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any Subsidiary of the Company may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 404 or Section 280G of the Code.

(i) Neither the Company nor any of the Transferred Subsidiaries has (i) used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Plans by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation.

(j) With respect to each Benefit Plan established or maintained outside of the United States of America primarily for the benefit of employees of the Company or any of its subsidiaries residing outside the United States of America (a “Foreign Benefit Plan”): (i) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (ii) each Foreign Benefit Plan has been administered in compliance with its terms and applicable law, and each such plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 3.12 Tax Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a) (i) the Company and each of the Company Subsidiaries has duly and timely filed, or will duly and timely file, all federal income Tax Returns (as defined below) and all other material Tax Returns required to be filed by it on or before the Closing Date, taking into account any extensions, and each such Tax Return has been, or will be, prepared in compliance with all applicable Laws and is true, correct and complete in all material respects; (ii) the Company and each of the Company Subsidiaries has paid (or the Company has paid on the Company Subsidiaries’ behalf) or will pay all material Taxes (as defined below) whether or not shown as due on such returns and all other material Taxes due and payable prior to the Closing Date except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with GAAP; (iii) the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements; and (iv) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes subsequent to the date of such most recent financial statement other than in the ordinary course of the Company’s or such Company Subsidiary’s business.

(b) (i) no material Tax Return of the Company or any of the Company Subsidiaries is under audit or examination by any taxing authority, no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of the Company Subsidiaries, and no material deficiencies for Taxes have been claimed, proposed, assessed or threatened against the Company or any Company Subsidiary by any taxing authority in writing; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with GAAP; (iii) there are no material Liens for Taxes upon the assets of the Company or any Company Subsidiary except Liens relating to current Taxes not yet due and payable; (iv) all material Taxes which the Company or any Company Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any taxing authority have been duly and timely remitted; (v) none of the Company or the Company Subsidiaries has consented to extend the time in which any material Tax may be assessed or collected by any taxing authority; (vi) no written claim has been made by any taxing authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company or Company Subsidiary is or may be subject to taxation in that jurisdiction; and (vii) no power of attorney that would be in force after the Closing Date has been granted by the Company or any Transferred Subsidiary with respect to Taxes.

(c) There is no contract or arrangement, plan or agreement by or with the Company or any Transferred Subsidiary covering any person that, individually or collectively, would give rise to the payment of any amount by the Company or a Transferred Subsidiary that would not be deductible by the Company or such Transferred Subsidiary by reason of Section 280G of the Code with respect to or relating to the Transactions.

(d) Each of the Company and the Transferred Subsidiaries has made available to Newco copies of all federal income Tax Returns, and all other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or the Transferred Subsidiaries that have been filed by any of the Company or the Transferred Subsidiaries for the taxable years ending December 31, 2002, 2003 and 2004. Immediately prior to the Merger, but following the Spin-Off, the aggregate amount of the U.S. federal net operating losses and net operating loss carryforwards of the Company and the Transferred Subsidiaries will be equal to at least $70 million.

(e) None of the Company or the Transferred Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) is a party to or bound by any Tax allocation or sharing agreement with any person other than the Company and the Transferred Subsidiaries, or (C) has any liability for the Taxes of any person (other than any of the Company or the Transferred Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(f) Neither the Company nor any Transferred Subsidiary has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.

(g) Neither the Company nor any Company Subsidiary has participated in, or is currently participating in, a “reportable transaction” within the meaning of Treas. Reg. §1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law.

(h) The Company and any Transferred Subsidiary is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) There are no Tax rulings issued with respect to, requests for rulings filed by, applications for change in accounting methods filed by or closing agreements entered into by the Company or any Transferred Subsidiary that could reasonably be expected to affect the Company’s or any Transferred Subsidiaries’ liabilities for Taxes for any period after the Closing Date.

(j) Any interest deduction taken with respect to the Notes has not been subject to limitation under Section 163(e)(5) of the Code.

(k) Neither the Company nor any Transferred Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) any intercompany transactions or excess loss account described in Treasury regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (B) any installment sale or open transaction disposition made on or prior to the Closing Date; (C) any prepaid amount received on or prior to the Closing Date; (D) Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise; or (E) any other transaction or accounting method change entered into prior to the Closing Date that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method change entered into prior to the Closing Date that deferred an item of income into periods beginning after the Closing Date.

(l) Each of the Spun-Off Entities was formed under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia, and none of the Spun-Off Entities is engaged in a trade or business in the United States.

(m) As used in this Agreement, the terms (i) “Tax” (and, with correlative meaning, “Taxes”) means: (A) any federal, state, local or foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including taxes that are or are based upon or measured by net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, escheat, social security, value added, transfer, stamp, or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authorities; and (B) any liability of the Company or any Company Subsidiary for the payment of amounts with respect to payments of a type described in clause (A) as a result of any obligation of the Company or any Company Subsidiary under any tax sharing agreement or arrangement or tax indemnity agreement (including pursuant to Treas. Reg. §1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes as transferee or successor, by contract or otherwise; and (ii) “Tax Return” means any return, report, election, notice, declaration, information statement or other form or document (including all schedules, exhibits, other attachments and amendments thereto) filed or required to be filed with a Governmental Authority in connection with any Tax (including estimated Taxes).

For purposes of the foregoing representations and warranties made by the Company in this Section 3.12 only, any representations and warranties made with respect to any Spun-Off Entity shall be deemed to be made only to the extent that the Company or a Transferred Subsidiary would have any liability under applicable foreign laws for the Taxes of the Spun-Off Entity to which the representation or warranty applies.

Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending, or, to the knowledge of the Company, threatened against the Company or any of the Transferred Subsidiaries, at law or in equity, other than suits, claims, actions, proceedings or investigations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Transferred Subsidiaries is subject to any outstanding order, writ, injunction or decree, other than orders, writs, injunctions or decrees that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, the Company or any Company Subsidiary for which the Company or any Transferred Subsidiary would be responsible or liable.

Section 3.15 Properties and Assets.

(a) The Company and the Transferred Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and the Transferred Subsidiaries as of December 31, 2004 or acquired thereafter, free and clear of any Liens, except (i) as set forth in the Company SEC Reports or Section 3.15(a) of the Company Disclosure Schedule, (ii) Liens for taxes not yet due and payable and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with GAAP; (iii) (A) mechanics’, suppliers’, warehousemen’s and similar Liens arising by operation of law and arising or created in the ordinary course of business which are not overdue for a period of more than 60 days; (B) Liens arising out of pledges or deposits in connection with worker’s compensation or similar benefits which are not overdue; (C) (i) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids or similar obligations (other than obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under operating leases and (ii) Liens securing surety and similar bonds; (D) (i) as to any particular real property at any time, such easements, covenants, minor defects, encumbrances on title (including leasehold title) or other similar charges or encumbrances which do not materially detract from the value of such real property, (ii) zoning ordinances and other land use and environmental regulations which are not violated in any material respect, (iii) general real estate taxes and assessments not yet delinquent; (E) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings; (F) licenses of intellectual property rights granted in the ordinary course of business; (G) Liens in respect of an agreement to dispose of any asset, to the extent such disposal is permitted by Section 6.1(f) hereof; (H) Liens arising due to any cash pooling, netting or composite accounting arrangements between the Company and any Transferred Subsidiary or between any of them and any financial institution where such entity maintains deposits; (I) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of the

Transferred Subsidiaries; (J) customary rights of set off, refund or chargeback, Liens or similar rights under agreements with respect to a deposit account under the Uniform Commercial Code (or comparable foreign law); and (iv) Liens on any assets of any Person at the time such assets are acquired or such Person is merged, amalgamated or consolidated with or into a subsidiary of the Company or any Transferred Subsidiary and, in each case, not created in contemplation of or in connection with such event, provided that (A) no such Lien shall extend to or cover any other property or assets of the Company or such Transferred Subsidiary and (B) the aggregate principal amount of the indebtedness secured by all such Liens in respect of any such property or assets shall not exceed 100% of the fair market value of such property or assets at the time of such acquisition, merger or consolidation, as applicable. Except as set forth on Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any Transferred Subsidiary owns any real property. The real property listed in Section 3.15(a) of the Company Disclosure Schedule constitutes all of the real property used or occupied by the Company or any Transferred Subsidiary as of the date hereof. The Company’s and each Transferred Subsidiary’s buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective business, except where the failure to be in good operating condition and fit for use has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company shall deliver promptly to Parent, if not previously so delivered, title commitments (the “Title Commitments”), issued by a title insurance company reasonably acceptable to Parent (the “Title Company”), for the owned real property listed in Section 3.15(b) of the Company Disclosure Schedule. The Title Commitments shall be accompanied by copies of all documents creating exceptions to title or title insurance coverage and any other document with respect to such real property reasonably requested by Parent. Parent hereby approves the following as “Permitted Exceptions”: (i) the matters shown on the Title Commitments and on the surveys, if any, heretofore delivered to Parent which are specifically identified as Permitted Exceptions in Section 3.15(b) of the Company Disclosure Schedule; and (ii) such matters as to which Parent does not timely object as set forth below in this Section 3.15(b), or which are otherwise resolved either by (A) affirmative insurance from the Title Company or each Securityholder’s indemnity or (B) which are waived by Parent, all as hereinafter provided. No less than twenty (20) days prior to the Closing, the Company shall deliver to Parent date downs of the Title Commitments. At the Closing, the Company shall cause the Title Company to furnish to Parent ALTA form owner’s policies of title insurance (Form B-1992 with extended coverage insuring over the general or standard exceptions), or “marked-up” Title Commitments, in amounts equal to the value of the real property designated by Parent, supported, as necessary, by customary affidavits of the Company. Parent shall pay the cost of such title insurance. Parent, at its sole expense, may also obtain such endorsements as Parent may desire (including, without limitation, survey endorsement, contiguity endorsement (if applicable), subdivision endorsement, zoning 3.1 endorsement (or equivalent), access endorsement and tax parcel endorsement); provided, however, the obtaining of such endorsements shall not be a condition of Closing and, in connection therewith, the Company shall furnish such reasonable and customary affidavits requested by the Title Company. If any such date downs of the Title Commitments reveal any exceptions which are not already Permitted Exceptions and which have an “Adverse Effect” (which term, for purposes of this Section 3.15(b), shall mean, or have an effect that causes, a material interference with the operation of or the business activities conducted or to be conducted at the applicable parcel of owned real property on or after Closing), then Parent shall give the Company notice of objection within ten (10) Business Days after receipt of the date downs of the Title Commitments (otherwise the objection shall be deemed waived). If any survey described in Section 3.15(c) reveals any exceptions which are not already Permitted Exceptions or which have an Adverse Effect, then Parent shall give the Company notice of objection within ten (10) Business Days after receipt of the survey (otherwise the objection shall be deemed waived). If Parent gives notice of objection to matters shown on the date downs or the surveys and if the Title Company is not willing to provide Parent with adequate affirmative coverage insuring over the same, then Parent may either (A) waive the exception or (B) cause each Securityholder to indemnify and hold harmless Parent for any loss, claim, cause of action or damage arising from such objections having an Adverse Effect. The cost of affirmative title insurance over such matters shall be paid by Securityholders.

(c) The Company has ordered surveys of the owned real property set forth in Section 3.15(b) of the Company Disclosure Schedule as hereinafter described. The surveys shall (i) be prepared and certified by a registered public surveyor or registered professional engineer; (ii) comply with 2005 ALTA/ACSM minimum detail requirements for Urban Land Title Surveys, including Table A, items 1-4, 6-11, 13 and 16-18; (iii) locate all improvements, building lines, rights-of-way and easements (identified by appropriate recording reference) and other matters of record, evidenced by on-site observation or as determined by the surveyor’s examination of the Company’s records affecting the owned real property, all of which shall be in sufficient detail to allow the Title Company to remove the survey exception from the owner’s policy; (iv) contain a legal description of the owned real property; and (v) be certified to Parent, the Title Company and Parent’s lender, if such name is provided prior to Closing. To the extent the Company has not already delivered any such surveys on or before the date of execution of this Agreement, the Company shall do so promptly following receipt and review thereof, but in any event Company shall deliver the remaining surveys to Parent at least fifteen (15) days before the Closing.

Section 3.16 Compliance with Laws in General. Except as set forth in Section 3.16 of the Company Disclosure Schedule, (i) the Company has not received any notices of, nor to its knowledge have there been any, violations by the Company or any Transferred Subsidiary of any Laws relating to its business and operations, other than violations that have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect and (ii) the Company and the Transferred Subsidiaries possess all permits, licenses, certifications, and other governmental or regulatory authorizations and approvals necessary to enable the Company and the Transferred Subsidiaries to carry on their businesses as presently conducted, except for such failure to possess such permits, licenses, certifications and other governmental authorizations and approvals that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, all such permits, licenses, certifications and regulatory authorizations and approvals are in full force and effect and there exists no material default thereunder, except for the failure to be in full force and effect or default thereunder that has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17 Labor Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened in writing against or affecting the Company or any of the Transferred Subsidiaries, (ii) none of the Company or any of the Transferred Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization applicable to employees of the Company or any of the Transferred Subsidiaries, and (iii) to the knowledge of the Company, none of the employees of the Company or any of the Transferred Subsidiaries is represented by any labor organization and there are not any union organizing activities with respect to the Company or the Transferred Subsidiaries except in each case where the foregoing has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, except as set forth on Schedule 3.17 of the Company Disclosure Schedule, no executive officer or other key employee of the Company or any Transferred Subsidiary is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present business activities of the Company and the Transferred Subsidiaries, except agreements between the Company or a Transferred Subsidiary and its present and former officers or employees.

Section 3.18 Required Company Vote. Pursuant to the terms of the U.S. Can Amended and Restated Stockholders Agreement, dated as of October 18, 2005 (the “Stockholders Agreement”), a group of Securityholders controlled by the Securityholders' Representative has the authority, as proxy for all of the Securityholders, to vote the issued and outstanding shares of Company Common Stock for the approval of this Agreement, the Merger and the Transactions, which vote is the only vote of the holders of any class or series of the Company's securities necessary, whether under applicable Law or otherwise, to approve and adopt this Agreement, the Merger and the Transactions. Section 2.4(a)(i) of the Stockholders Agreement contains the following language “if the Company Sale is structured as a merger or consolidation, each Seller will …waive all appraisal and dissenters rights”.

Section 3.19 State Takeover Laws. The Company has taken, or will take, such actions as it reasonably determines as necessary under “fair price,” “business combination” or “control share acquisition” statutes or other similar statutes or regulations of the State of Delaware, and, to the knowledge of the Company, any other applicable state that applies in material respect to this Agreement or any of the Transactions.

Section 3.20 Insurance. Except as set forth in Section 3.20 of the Company Disclosure Schedule, the Company and each of the Transferred Subsidiaries have policies of insurance of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and the Transferred Subsidiaries. All premiums due and payable under all such policies have been paid and the Company and the Transferred Subsidiaries are otherwise in compliance with the terms of such policies in each case, except as has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of the Transferred Subsidiaries maintains any material self-insurance or co-insurance programs. As of the date hereof, except as set forth on Section 3.20 of the Company Disclosure Schedule none of the Company or any of the Transferred Subsidiaries has any disputed claim or claims aggregating $500,000 or more with any insurance provider relating to any claim for insurance coverage under any policy of insurance maintained by the Company or any Transferred Subsidiary.

Section 3.21 Customers and Suppliers. Section 3.21 of the Company Disclosure Schedule lists, as of the date of this Agreement, the ten largest customers and the ten largest suppliers of the Company and the Transferred Subsidiaries for the fiscal year ended December 31, 2005. Since January 1, 2005, none of the customers listed in Section 3.21 of the Company Disclosure Schedule has informed the Company or any Company Subsidiary that it intends to terminate, or materially decrease the rate of, purchasing materials, products or services from the Company or any Company Subsidiary.

Section 3.22 Certain Assets. Except as provided in the Transition Services Agreement, neither USC Europe nor any of its respective subsidiaries presently uses (or following the Spin-Off, will use) in the conduct of its business any assets or properties, whether tangible, intangible or mixed, which are also utilized by the Company or any Transferred Subsidiary (after giving effect to the Spin-Off). After giving effect to the Spin-Off, the Company will include all of the Company’s direct or indirect right, title and interest in and to (i) all of the outstanding shares of Formametal and USC May, and (ii) all assets reflected on the unaudited pro forma consolidated balance sheet of the Company and its subsidiaries as of December 31, 2005 referred to in Section 3.6(h) of this Agreement.

Section 3.23 Certain Business Practices. Neither the Company nor any Transferred Subsidiary nor any director, officer, employee or agent of the Company or any Transferred Subsidiary has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (d) made any other unlawful payment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

Each Securityholder, severally and not jointly, represents and warrants to Newco and Parent as to his, her or itself that:

Section 4.1 Authority Relative to this Agreement. Such Securityholder has the legal right and power and all authorization and approval required by applicable Law to execute and deliver this Agreement and to perform his, her or its obligations hereunder. If such Securityholder is a corporation or limited liability company, (i) such Securityholder is duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be and (ii) the execution and delivery of this Agreement by such Securityholder and the consummation by such Securityholder of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action and no other proceedings on the part of such Securityholder are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by such Securityholder and, assuming the due authorization, execution and delivery by the Company, Newco and Parent, constitutes a legal, valid and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

Section 4.2 No Conflict; No Required Filings or Consents.

(a) The execution and delivery of this Agreement by such Securityholder does not, and the performance of this Agreement by such Securityholder and the consummation by such Securityholder of the Transactions will not (i) conflict with or violate the certificate of incorporation or bylaws or similar governing documents of such Securityholder (if such Securityholder is not an individual), (ii) conflict with or violate any Law applicable to such Securityholder or by which any asset of such Securityholder is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a Lien on any asset of such Securityholder pursuant to, any contract, note, bond, mortgage, indenture, lease, agreement or other instrument or obligation to which such Securityholder is a party or by which any asset of such Securityholder is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, prevent or materially delay the ability of the Securityholders to perform their obligations under this Agreement or consummate of the Transactions.

(b) The execution and delivery of this Agreement by such Securityholder does not, and the performance of this Agreement by such Securityholder and the consummation by such Securityholder of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

Section 4.3 Title to Securities. Such Securityholder has, and on the Closing Date will have, valid title to and is, and on the Closing Date will be, the lawful owner of the securities set forth opposite such Securityholders’ name on Schedule I hereto, free and clear of all Liens.

Section 4.4 Securities Law Matters.

(a) Each Securityholder that is entitled to receive Merger Consideration acknowledges that the shares of Parent Common Stock to be issued as the Merger Consideration have not been and, except as contemplated by Section 6.14, will not be registered under the Securities Act or any applicable state securities laws.

(b) Each Securityholder that is entitled to receive Merger Consideration has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of their investment in the Parent Common Stock and is able to bear the economic risks of such investment.

(c) Each Securityholder set forth on Section 4.4(c) of the Company Disclosure Schedule represents and warrants that he, she or it is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act. Each other Securityholder has delivered to Parent an investment representation letter in the form attached hereto in Exhibit E.

(d) Each Securityholder that is entitled to receive Merger Consideration understands and acknowledges that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, certificates representing the Merger Consideration, and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES OR BLUE SKY LAWS. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT AND ANY STATE SECURITIES OR BLUE SKY LAWS, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER) OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, SUCH REGISTRATION IS NOT REQUIRED.

(e) In addition, such certificates shall also bear such other legends as counsel for Parent reasonably determines are required under the applicable laws of any state until such time as the same is no longer required.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF Parent and NEWCO

Parent and Newco hereby represent and warrant to the Company and the Securityholders that, except as disclosed in the Parent SEC Reports filed after January 1, 2005 and prior to the date of this Agreement to the extent such qualifications are reasonably apparent (and which in no event shall include any information included in or provided as part of any risk factors or other factors in general cautionary statements, including statements regarding reliance on forward looking statements):

Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and Newco is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing has not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Each of Parent and Newco is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing that has not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” shall mean any change, effect or circumstance that is materially adverse to the business, operations, assets and liabilities (taken together), financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or that materially and adversely affects the ability of Parent to perform its obligations under this agreement or consummate the Transactions; provided, however, that none of the following shall be deemed in themselves (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) any change, effect or circumstance that arises out of or relates to a general deterioration in the economy or in the industries in which Parent or its subsidiaries operate (except to the extent that those changes have a disproportionate effect on Parent or its subsidiaries, taken as a whole, relative to other participants in such industry), (ii) any change, effect or circumstance that arises out of or relates to the declaration by the United States of a national emergency or war and (iii) any change, effect, event, occurrence, state of facts or development that arises out of or relates to any change in accounting requirements or principles imposed upon Parent or its subsidiaries or any change in applicable Laws or the interpretation thereof (except to the extent that those changes have a disproportionate effect on Parent or its subsidiaries, taken as a whole).

Section 5.2 Charter Documents and Bylaws. Each of Parent and Newco heretofore has provided the Company and the Securityholders’ Representative a complete and correct copy of its certificate of incorporation and its bylaws as now in effect. The certificate of incorporation and bylaws of each of Parent and Newco so provided are each in full force and effect. Neither Parent nor Newco is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 5.3 Authority Relative to this Agreement.

(a) Each of Parent and Newco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Newco and the consummation by each of Parent and Newco of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of either Parent or Newco (including on the part of the stockholders of Parent or Newco) are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate documents for the Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming the due authorization, execution and delivery by the Company and the Securityholders, constitutes a legal, valid and binding obligation of Parent and Newco, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

(b) The Board of Directors of Parent has approved and adopted this Agreement and the Transactions in accordance with the Indiana Business Corporation Law and Parent’s certificate of incorporation and bylaws. The Board of Directors and stockholders of Newco have approved and adopted this Agreement and the Transactions in accordance with the DGCL and Newco’s certificate of incorporation and bylaws.

Section 5.4 Parent Common Stock. Parent has taken all necessary action to permit it to issue the Merger Consideration. The shares of Parent Common Stock constituting the Merger Consideration have been duly authorized and, when delivered and paid for in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Newco does not, and the performance of this Agreement by Parent and Newco and the consummation by Parent and Newco of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of either Parent or Newco, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made or complied with, conflict with or violate any Law applicable to Parent or Newco or by which any asset of Parent or Newco is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under or result in the creation of a Lien on any asset of Parent or Newco pursuant to, any contract, note, bond, mortgage, indenture, lease, agreement, or other instrument or obligation to which either Parent or Newco is a party or by which any asset of Parent or Newco is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that has not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Newco does not, and the performance of this Agreement by each of Parent and Newco and the consummation by each of Parent and Newco of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the New York Stock Exchange (the “NYSE”) and the filing and recordation of the appropriate documents for the Merger as required by the DGCL and (ii) other consents, approvals, authorizations, permits, filings or notifications where the failure to obtain all such consents, approvals, authorizations or permits, and to make all such filings or notifications and has not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6 Ownership of Newco; No Prior Activities. Newco was formed solely for the purpose of engaging in the Transactions. Newco (i) has not conducted, and will not prior to the Effective Time conduct, any business and (ii) has no, and prior to the Effective Time will have no, assets or liabilities, except, in either case, in connection with the Transactions. No Company Shares or shares of Company Subsidiaries are held (directly or indirectly, beneficially or of record) by Parent or Newco or any subsidiary of Parent or Newco. As of the Effective Time, all of the outstanding capital stock of Newco will be owned directly by Parent or by wholly-owned subsidiaries of Parent.

Section 5.7 SEC Filings; Financial Statements.

(a) Since January 1, 2003, Parent has filed all forms, reports, statements and other documents required to be filed with the SEC, including (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of stockholders (whether annual or special), (D) all Reports on Form 8-K, (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements (collectively, the “Parent SEC Reports”). The Parent SEC Reports, as finally amended prior to the date hereof where applicable, as well as all forms, reports and documents to be filed by Parent with the SEC after the date hereof and prior to the Effective Time, (i) complied or will comply, as applicable, in all material respects with the requirements of the Securities Act and the Exchange Act, in each case including the published rules and regulations of the SEC promulgated thereunder, each as applicable to such Parent SEC Reports and (ii) did not as finally amended where applicable and will not as of the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. No subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act. To the knowledge of Parent as of the date hereof, there is no material unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC in writing with respect to the Parent SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in all material respects in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods indicated (except as may be set forth in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) At the date of the most recent audited financial statements of Parent included in the Parent SEC Reports, neither Parent nor any subsidiary of Parent which as of

December 31, 2004 was a “significant subsidiary” (as defined in Rule 1-02 Regulation S-X of the SEC) (each, a “Parent Subsidiary”) had, and since such date neither Parent nor any of the Parent Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet (or the footnotes thereto) of Parent prepared in accordance with GAAP except liabilities incurred in the ordinary and usual course of business and consistent with past practice, liabilities incurred in connection with the Transactions, and liabilities that have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports, and the statements contained in such certifications were true and accurate as of the time they were made. Neither Parent nor any Parent Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX, except for certain loans made by a third-party bank and guaranteed by Parent prior to the effectiveness of Section 402 of SOX.

(e) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(g) Since January 1, 2003, Parent has not received any oral or written notification of a (x) significant deficiency or (y) material weakness in Parent’s internal control over financial reporting.

Section 5.8 Absence of Certain Changes. From September 30, 2005 to the date hereof, except as contemplated or permitted by this Agreement or the Transactions or as disclosed in any Parent SEC Report filed since September 30, 2005 and prior to the execution and delivery of this Agreement, there has not been any event, change or circumstance that has had or would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9 Litigation. There is no suit, claim, action, proceeding or investigation pending, or, to the knowledge of Parent or Newco, threatened against Parent or Newco, at law or in equity, other than suits, claims, actions, proceedings or investigations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Newco is subject to any outstanding order, writ, injunction or decree, other than orders, writs, injunctions or decrees that, individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10 Brokers. Except for Banc of America Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or Newco.

Section 5.11 Knowledge. Parent has conducted an independent investigation of the business of the Company and has been furnished with or given adequate access to such information about the business of the Company as it has requested. In entering into this Agreement, Parent acknowledges that it has relied solely upon the aforementioned investigation and the specific representations, warranties and covenants of the Company and the Securityholders set forth in this Agreement and the Company Disclosure Schedule and in the other documents contemplated hereby.

Section 5.12 Financing. Attached hereto as Exhibit F are true and complete copies of the executed commitment letter and the term sheet with respect thereto (collectively, the “Debt Commitment Letter”) from Deutsche Bank Securities, Inc. and Deutsche Bank AG New York Branch and J.P. Morgan Securities Inc. and J.P. Morgan Chase Bank, N.A. (collectively, the “Lenders”) to provide Parent with $500,000,000 in senior secured debt financing (the “Senior Secured Financing”) as in effect on the date of this Agreement. The Debt Commitment Letter has been duly and validly authorized, executed and delivered by Parent. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Senior Secured Financing other than as specifically set forth in the Debt Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Senior Secured Financing will not be satisfied on a timely basis. When the Senior Secured Financing is funded in accordance with the Debt Commitment Letter or any alternate financing arrangements which may be entered into pursuant to Section 6.8(c) are funded, Parent will have funds in an amount sufficient to complete the transactions contemplated by this Agreement, including to pay all fees and expenses and other amounts Parent is obligated to pay hereunder and to repay or refinance all outstanding third-party indebtedness of USCC other than Notes that are not validly tendered pursuant to the Debt Offer (the “Refinancing”).

Section 5.13 WKSI. As of the date hereof, Parent is a well-known seasoned issuer (“WKSI”) as defined in Rule 405(a) of the Securities Act.

ARTICLE VI
COVENANTS
Section 6.1 Interim Operations of the Company. The Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing, such agreement not to be unreasonably withheld, and except as otherwise expressly contemplated or permitted by this Agreement, the Spin-Off Agreement or the Company Disclosure Schedule):

(a) the business of the Company and the Transferred Subsidiaries shall be conducted only in the ordinary and usual course and each of the Company and the Transferred Subsidiaries shall use all commercially reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, employees and business associates and shall pay its payables and collect its accounts receivables in the ordinary and usual course of business consistent with past practice;

(b) the Company shall not (i) sell, transfer or pledge or agree to sell, transfer or pledge any stock owned by it in any of the Transferred Subsidiaries (except for the pledge of such stock for collateral purposes in connection with its bank working capital facility); (ii) except as expressly contemplated by this Agreement, amend, or permit the amendment of, its restated certificate of incorporation or bylaws or the similar organizational documents of any of the Transferred Subsidiaries; (iii) split, combine or reclassify the outstanding Company Shares or Preferred Shares; or (iv) declare, set aside or pay any dividend or distribution payable in cash, stock or property with respect to the Company Shares or any other capital stock of the Company;

(c) neither the Company nor any of the Transferred Subsidiaries shall (i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of, or debt or equity securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of any class of the Company or the Transferred Subsidiaries or any phantom stock, phantom stock rights, stock appreciation rights or stock-based performance units other than Company Shares issuable pursuant to the agreements or arrangements described in Section 3.3(a) of the Company Disclosure Schedule or (ii) repurchase, redeem or otherwise acquire, or permit any Transferred Subsidiary to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any Company Subsidiary (including securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any Company Subsidiary);

(d) neither the Company nor any of the Transferred Subsidiaries shall (i) grant or agree to any increase in the compensation of any current or former director, officer, consultant or employee, except for increases made in the ordinary course of business consistent with past practice or increases contemplated by or required under employment agreements listed in Section 3.9 of the Company Disclosure Schedule and bonuses payable in the ordinary course under the Company’s existing annual bonus plan, (ii) enter into any new or amend any existing employment, severance or termination agreement with any such director, officer, consultant or employee or (iii) except as may be required to comply with applicable Law, become obligated under any Benefit Plan that was not in existence on the date hereof or amend or modify any Benefit Plan in existence on the date hereof to change the benefits thereunder;

(e) the Company shall not, and shall not permit any of the Transferred Subsidiaries to, acquire or agree to acquire, including, by merging or consolidating with, or purchasing all, substantially all, or any portion of, the assets or capital stock or other equity interest of, any person or business;

(f) the Company shall not, and shall not permit any of the Transferred Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets outside the ordinary course of business, other than (i) assets with an aggregate book value not in excess of $200,000 or (ii) pursuant to existing contracts or commitments described in Section 6.1(f) of the Company Disclosure Schedule;

(g) the Company shall not, and shall not permit any of the Transferred Subsidiaries to, incur or enter into any agreement to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary, except (i) in the ordinary course of business consistent with past practice, provided that such borrowings are made under the Company’s existing credit agreements in an aggregate amount not to exceed the amounts currently authorized under those agreements at any time outstanding, or (ii) subject to the limitations set forth in clause (i) above, any continuation, extension, refinancing, renewal or replacement of any existing indebtedness or guarantee or any indebtedness or guarantee permitted by this Section 6.1(g);

(h) the Company shall not, and shall not permit any of the Transferred Subsidiaries to, make any loans or advances to, guarantees for the benefit of, or investments in, any person (other than the Company or another Transferred Subsidiary) except in the ordinary course of business consistent with past practice;

(i) neither the Company nor any of the Transferred Subsidiaries shall merge or consolidate with any person except for the Merger;

(j) neither the Company nor any Transferred Subsidiary shall liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(k) except as set forth on Section 6.1(k) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of the Transferred Subsidiaries to, enter into, amend, modify or supplement any Material Contract or agreement (i) outside of the ordinary course of business in a manner that is not consistent with past practice (except with the prior consultation with Parent or as may be necessary for the Company to comply with applicable Law or to consummate the Transactions) or (ii) restricting in any way the conduct of the respective business of the Company or any Transferred Subsidiary;

(l) the Company shall not, and shall not permit any of the Transferred Subsidiaries to, make any capital expenditures in excess of $250,000 (other than pursuant to commitments prior to the date hereof and set forth on Section 6.1(l)(i) of the Company Disclosure Schedule, or expenditures made in accordance with the Company Year 2006 Capital Plan, a copy of which has been previously provided to Parent and is set forth in Section 6.1(l)(ii) of the Company Disclosure Schedule);

(m) each of the Company and the Transferred Subsidiaries shall comply in all material respects with their respective obligations under (i) the Material Contracts as such obligations become due and (ii) applicable Law;

(n) the Company shall not, and shall not permit any of the Transferred Subsidiaries to, enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any officer, director or other affiliate (or any affiliate of any of the foregoing) other than agreements, transactions, commitments and arrangements (i) permitted by Section 6.1(d) or (ii) as contemplated by this Agreement, the Spin-Off Agreement or the Transactions;

(o) the Company shall not, and shall not permit any of the Transferred Subsidiaries to, establish or acquire (i) any subsidiary other than wholly-owned subsidiaries or (ii) subsidiaries organized outside of the United States and its territorial possessions;

(p) the Company and the Transferred Subsidiaries shall continue in force insurance policies of the type and in amount customarily carried by persons conducting business or owning assets similar to those of the Company and the Transferred Subsidiaries;

(q) except as may be required as a result of a change in Law or in GAAP, neither the Company nor any Transferred Subsidiary shall make any change in any of the accounting principles or practices used by it;

(r) subject to Section 6.1(s), the Company shall not, and shall not permit any of the Transferred Subsidiaries to, settle any litigation for amounts in excess of $150,000 individually or $500,000 in the aggregate;

(s) neither the Company nor any Transferred Subsidiary shall make or revoke any Tax election other than those Tax elections as are consistent with past practice, agree to any settlement or compromise regarding any Tax liability or any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Returns or Tax claims, amend any Tax Returns, or obtain or file for any rulings with respect to Taxes or pay any Taxes except as required by Law;

(t) neither the Company nor any Company Subsidiary shall engage in or allow any transfer of assets or liabilities or other transactions between the Company or any Company Subsidiary, on the one hand, and USC Europe or any of its subsidiaries, on the other hand, except (i) payments in the ordinary course of its business consistent with past practice pursuant to agreements set forth on Schedule 6.1(s) or (ii) as expressly contemplated by this Agreement or the Spin-Off Agreement to occur prior to the Effective Time; and

(u) neither the Company nor any of the Transferred Subsidiaries will enter into any agreement, understanding or commitment to do any of the foregoing.

Section 6.2 Filings; Other Action. Subject to the terms and conditions of this Agreement, the Company, Parent and Newco shall use their reasonable best efforts promptly to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under applicable Law to satisfy the conditions to the others’ obligations to consummate and make effective the Transactions, as soon as practicable.

Section 6.3 Access/Confidentiality.

(a) Subject to restrictions contained in confidentiality agreements, applicable Law to which the Company is subject, and as reasonably necessary to preserve attorney-client privilege, upon reasonable prior written notice the Company shall (and shall cause each of the Transferred Subsidiaries to) afford the officers, counsel, accountants, financing sources and other authorized representatives (“Representatives”) of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, and records and appropriate individuals as it may reasonably request (including employees, attorneys, accountants, environmental consultants and other professionals), and during such period, the Company shall (and shall cause each of the Transferred Subsidiaries to) furnish promptly to Parent such information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business, properties or operations of the Company or the Transferred Subsidiaries or otherwise result in the unreasonable interference with the discharge by such employees of their normal duties. Newco will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.3 for any purpose unrelated to the consummation of the Transactions.

(b) Prior to the Closing Date, each of Parent and the Company will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and the Company Subsidiaries in connection with the Transactions in accordance with the Confidentiality Agreement dated August 1, 2004, between the Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms, except for matters which the parties publicly disclose under Section 6.5.

Section 6.4 Notification of Certain Matters. The Company, on the one hand, and Parent, on the other hand, shall give prompt written notice to the other party of (i) any written notice of, or other written communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it (or any of its subsidiaries) subsequent to the date of this Agreement and prior to the Closing Date, under any contract material to its financial condition, properties, businesses or results of operations taken as a whole; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions; (iii) any Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be; (iv) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting such party or any of its subsidiaries or any of their material property or assets; (v) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect, and (vi) any material failure of the Company, Parent or Newco, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

Section 6.5 Publicity. Except as otherwise required by Law (including the rules and regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party), each of the Company, Parent and Newco agrees that no public release or announcement concerning the Transactions shall be issued without the prior written consent of the Company and Parent (which consent shall not be unreasonably be withheld or delayed) and each of the Company, Parent and Newco shall consult with each other in issuing any press releases or otherwise making public statements with respect to the Transactions.

Section 6.6 Consents. The Company and Parent shall use commercially reasonable efforts to obtain promptly all consents, waivers, approvals, authorizations and permits of, and to make promptly all registrations and filings with and notifications to, any Governmental Authority or other third party necessary for the consummation of the Transactions.

Section 6.7 Financial Statements. As soon as practicable, but in no event later than March 22, 2006, the Company shall provide Parent its 2005 Private Company audited financial statements in accordance with GAAP excluding SEC Form 10-K related requirements for the year ended December 31, 2005. During the period prior to the Effective Time, the Company shall provide to Parent consolidated monthly financial statements no later than thirty (30) calendar days following the end of each fiscal month.

Section 6.8 Parent Financing.

(a) The Company shall provide, and shall cause the Company Subsidiaries and Company Representatives to provide, at Parent’s cost, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Parent, Newco or the Surviving Corporation in connection with the Transactions contemplated by this Agreement (the “Financing”) including (a) promptly providing to Parent’s or Newco’s financing sources all material financial information in their possession with respect to the Company and the Transactions reasonably requested by Parent, including information and projections prepared by the Company relating to the Company and the Transactions, (b) causing the Company’s senior officers and other Company Representatives reasonably available to Parent’s or Newco’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including presentations to rating agencies, and (c) reasonably assisting in the preparation of one or more appropriate offering documents (including the preparation of pro forma financial statements meeting the requirements of SEC Regulation S-X) and assisting Parent’s or Newco’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing. Nothing herein shall imply that the completion of any such syndication, securities offerings or other financing is a condition to the obligation of Parent and Newco to consummate the Merger. Nothing herein shall require such cooperation to the extent that it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in unreasonable interference with the prompt and timely discharge by such employees of their normal duties.

(b) Parent agrees to use all reasonable commercial efforts to complete the Senior Secured Financing on the terms and conditions set forth in the Debt Commitment Letter, including using all reasonable commercial efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter, (ii) satisfy on a timely basis all conditions applicable to Parent or any of its affiliates in such definitive agreements and (iii) consummate the Senior Secured Financing contemplated by the Debt Commitment Letter at Closing. Upon satisfaction or waiver of the conditions to the Closing set forth in Sections 7.1 and 7.2, Parent shall borrow under the Senior Secured Financing such funds as it needs to meet its obligations hereunder and to complete the Refinancing and shall apply such proceeds thereof to the Refinancing.

(c) In the event any portion of the Senior Secured Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event, Parent shall use all reasonable commercial efforts to arrange to obtain alternative financing, including from alternative sources, on terms that, after giving full effect to the “flex” provisions in the Debt Commitment Letter, are not materially less favorable in the aggregate to Parent. Notwithstanding any other provision of this Agreement, Parent shall in no event be obligated to accept any substitute debt financing on terms (taken in the aggregate) materially less favorable to Parent than the Senior Secured Financing would have been. Parent shall give the Company prompt notice upon becoming aware of any breach by any party of the Debt Commitment Letters or any termination of any Debt Commitment Letters. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Senior Secured Financing and shall not permit any amendment or modification to be made to, or any waiver of any provision of or remedy under, the Debt Commitment Letters in any material respect adverse to the Company without the prior written consent of the Company.

Section 6.9 State Takeover Laws. The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenges to Parent as to the validity or applicability to the Transactions, including the Merger, of any state takeover law.

Section 6.10 Senior Notes.

(a) The Company shall commence, or shall cause USCC to commence, on or prior to the fourth Business Day following the date of this Agreement or on any later date requested by the Company and consented to by Parent (which consent shall not be unreasonably withheld or delayed), offers to purchase, and related consent solicitations to eliminate certain covenants and provisions in the applicable Indenture (as defined below) relating to, all of the outstanding aggregate principal amount of USCC’s 12-3/8% Senior Subordinated Notes due 2010 (the “Subordinated Notes”) and USCC’s 10-7/8% Senior Secured Notes due 2010 (the “Secured Notes”, and together with the Subordinated Notes, the “Notes”) on the terms and conditions set forth in one or more offers to purchase, letters of transmittal and other related documents (collectively, the “Debt Offer Documents”), each in form and substance reasonably satisfactory to Parent (the “Debt Offer”). The parties agree that, and the Debt Offer Documents shall reflect that, consummation of the Debt Offer shall be conditioned on (i) receipt of valid and unrevoked consents from holders of a majority in aggregate principal amount of each series of outstanding Notes (the “Consent Condition”), (ii) the execution and delivery of the supplemental indentures referred to in Section 6.10(b) by the applicable trustee, (iii) the consummation of the Merger and (iv) the satisfaction of other customary conditions to be set forth in the Debt Offer Documents. The Company (i) shall waive any of the conditions to the Debt Offer (other than that the Merger shall have been consummated) and make any change to the terms and conditions of the Debt Offer as may be reasonably requested by Parent so long as the Parent agrees to hold the Company and USCC harmless from any cost or expense relating to or arising from such waiver or changes and (ii) shall not, without the written consent of Parent, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer. Notwithstanding the immediately preceding sentence, and subject to the terms and conditions set forth in the Debt Offer Documents, the Company shall not be required to amend the terms and conditions of the Debt Offer pursuant to instructions from Parent if such amendment would decrease the price per applicable Note payable in the Debt Offer, increase the Consent Condition, impose conditions to the Debt Offer in addition to those set forth in the Debt Offer Documents that are materially adverse to the tendering holders of the Notes, materially interfere with the ability of the Company or USCC to complete the Spin-Off or materially interfere with Parent’s ability to obtain the Senior Secured Financing.

(b) The Company covenants and agrees that, promptly following the consent payment deadline described in the Debt Offer Documents, assuming the requisite consents are received, it shall, shall cause its subsidiaries (as applicable) and shall use reasonable commercial efforts to cause the applicable trustee and the collateral agent under the security documents relating to the Secured Notes, as applicable, to execute (i) a supplemental indenture to the Indenture, dated as of October 4, 2000 (the “2000 Indenture”), among the Company, as parent guarantor, USCC, as issuer, and Bank One Trust Company, N.A., as trustee, relating to the Subordinated Notes, (ii) a supplemental indenture to the Indenture, dated as of July 22, 2003 (together with the 2000 Indenture, the “Indentures”), among the Company, as parent guarantor, USCC, as issuer, and Wells Fargo Bank Minnesota, N.A., as trustee, relating to the Secured Notes and (iii) appropriate amendments to the security documents relating to the Secured Notes, which supplemental indentures and amendments to the security documents shall implement the proposed amendments set forth in the Debt Offer Documents and shall become operative substantially concurrently with, but prior to, the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Subject to satisfaction or waiver of the conditions to the Debt Offer set forth in the Debt Offer Documents (including, without limitation, the Consent Condition), substantially concurrently with, but not until after, the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and, as promptly as practicable thereafter, but subject to Section 6.10(e) below, Parent shall provide the Surviving Corporation with all funds necessary to pay for the Notes that have been properly tendered and not withdrawn pursuant to the Debt Offer and in accordance with the Debt Offer Documents.

(c) All mailings to the holders of the Notes in connection with the Debt Offer shall be subject to prior review and comment by Parent, and no Debt Offer Document shall be mailed or otherwise distributed to holders of the Notes without the written consent of Parent, such consent not to be unreasonably withheld or delayed. If at any time prior to the completion of the Debt Offer any information in or concerning the Debt Offer Documents is discovered by the Company or Parent, which information should be included in an amendment or supplement to the Debt Offer Documents to prevent the Debt Offer Documents from containing any untrue statement of a material fact or from omitting to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the Notes.

(d) Notwithstanding anything to the contrary in this Section 6.10, the Company shall comply, and shall cause its subsidiaries to comply, with the requirements of Rule 14e-1 under the Exchange Act, and the rules and regulations promulgated thereunder, and any other Law to the extent such Law is applicable in connection with the Debt Offer. To the extent that the provisions of any applicable Law conflict with this Section 6.10, the Company shall comply with such applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

(e) Parent agrees to pay up to an aggregate of $30,000,000 with respect to the excess (the “Premium”) of the sum of the Total Purchase Price (as such term is defined in the offers to purchase included in the Debt Offer Documents) with respect to the Subordinated Notes and the Secured Notes over the aggregate principal amount of the outstanding Notes. In addition, whether or not the Debt Offer is completed, Parent agrees to pay fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offer, each of whom shall be selected by Parent (with the consent of the Company not to be unreasonably withheld or delayed), pursuant to customary arrangements and agreements in form and substance reasonably satisfactory to Parent. The Securityholders agree to pay the amount of Premium in excess of $30,000,000.

Section 6.11 Termination of Affiliate Agreements. All agreements between the Company and its affiliates (other than a Transferred Subsidiary), other than agreements listed on Schedule 6.11 or as otherwise provided in the Spin-Off Agreement, shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall be canceled without payment or any further liability on the part of the Company or any of the Transferred Subsidiaries.

Section 6.12 Tax Covenants.

(a) The Securityholders shall prepare or cause to be prepared and shall timely file or cause to be filed in a manner consistent with past practice (except as otherwise required by Law) all Tax Returns of the Company and the Company Subsidiaries (whether separate or consolidated, combined, group or unitary Tax Returns that include the Company or any of its subsidiaries) that are required to be filed (with extensions) on or before the Closing Date; provided, however, that the Securityholders shall, to the extent that any such Tax Return relates to the Company or a Transferred Subsidiary, provide Parent with a copy of each such Tax Return at least thirty (30) days prior to the due date thereof to review and comment on the form and substance of such Tax Returns and Parent shall have the right to approve such Tax Returns, which approval shall not be unreasonably withheld. Parent shall prepare or cause to be prepared and shall timely file or cause to be filed all other Tax Returns, including, in a manner consistent with past practice (except as otherwise required by Law) any Tax Returns of the Company or any Transferred Subsidiary for any Tax periods which begin before the Closing Date and end after the Closing Date (the “Straddle Periods”); provided, however, that Parent shall, to the extent that such Tax Return relates to a Straddle Period or to a Tax or a Loss for which the Securityholders are responsible, or otherwise materially affects the Securityholders, provide the Securityholders with a copy of each such Tax Return at least thirty (30) days prior to the due date thereof to review and comment on the form and substance of any such Tax Return and the Securityholders shall have the right to approve such Tax Return, which approval shall not be unreasonably withheld..

(b) All Tax sharing or similar agreements under which the Company or any Transferred Subsidiary may at any time have an obligation to indemnify for or share the payment of a Tax (other than this Agreement) shall be terminated with respect to the Company and each such Transferred Subsidiary on or prior to the Closing Date, and the Company and each such Transferred Subsidiary shall thereafter be released from any liability thereunder.

(c) All transfer, documentary, sales, use, stamp, registration or other similar transfer Taxes (“Transfer Taxes”) incurred in connection with the Merger shall be borne by the Securityholders.

(d) All Transfer Taxes incurred in connection with the Spin-Off shall be borne by the Securityholders.

(e) The Securityholders shall be liable for, and shall indemnify and hold the Purchaser Indemnified Parties harmless against, without duplication, all Losses, Taxes and Lost Tax Benefits (as defined below) suffered by the Purchaser Indemnified Parties arising out of or as a result of: (i) all Taxes (or the non-payment thereof), other than Transfer Taxes, of the Company and any Company Subsidiary for all Taxable periods ending on or before the Closing Date and the portion through the Closing Date for any Straddle Period (“Pre-Closing Tax Period”); (ii) any breach of any covenant of the Securityholders contained in this Section 6.12; (iii) the inaccuracy of any representation or warranty made by the Company in Section 3.12 (without giving effect to any qualification as to materiality set forth therein); provided, however, that the representation as to the truth, correctness and completeness of the Tax Returns of the Company and the Company Subsidiaries shall not be construed to constitute a representation as to the amount or expiration date of any of the U.S. Federal net operating losses or net operating loss carryforwards of the Company or the Company Subsidiaries except to the extent provided in Section 6.12(e)(viii) below; provided further, that any indemnification for any breaches of the representation in Section 3.12(d) above as to the minimum amount of the Company’s and the Transferred Subsidiary’s U.S. federal net operating losses and net operating loss carryforwards shall be governed by Section 6.12(e)(viii) below; (iv) the portion of any Transfer Taxes for which the Securityholders are responsible under Sections 6.12(c) and (d); (v) Taxes imposed on the Company or any Company Subsidiary with respect to, or as a result of, any transaction taken pursuant to the Spin-Off Agreement (including any transaction taken in contemplation of, or as a preliminary step for, a transaction taken pursuant to the Spin-Off Agreement); (vi) Taxes, other than Transfer Taxes, payable by the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period by reason of the Company or any Company Subsidiary being severally liable for the Tax of any Person pursuant to Treas. Reg. Section 1.1502-6 or any analogous state, local or foreign Tax Law; (vii) any amount required to be paid by the Companies under an indemnification agreement (other than this Agreement) or on a transferee liability theory, in respect of any Taxes of any person, which indemnification agreement or application of transferee liability theory relates to an acquisition, disposition or similar transaction occurring on or prior to the Closing Date or a contract entered into on or prior to the Closing Date; and (viii) the lost tax benefit (“Lost Tax Benefit”) due to the reduction in the Company's or any Transferred Subsidiary's U.S. Federal net operating loss carryforwards either as a result of (a) any transactions taken pursuant to the Spin-Off Agreement (including any transaction taken in contemplation of, or as a preliminary step for, a transaction taken pursuant to the Spin-Off

Agreement), but only to the extent that such reduction in the Company’s or any Transferred Subsidiary’s U.S. Federal net operating loss carryforwards is not attributable to $31 million of such loss being reduced as a result of gain recognized under Section 987 of the Code or such loss being characterized as a “dual consolidated loss” under Section 1503 of the Code or (b) any pre-Closing transaction, pre-Closing tax position or other pre-Closing activity (collectively, “Pre-Closing Activities”) but only to the extent that such Pre-Closing Activities individually or in the aggregate cause the aggregate amount of the U.S. federal net operating losses and net operating loss carryforwards of the Company and the Transferred Subsidiaries to be less than $70 million (collectively with (a), “Foregone NOLs”), which such Lost Tax Benefit shall be equal to the present value of an amount equal to the product of (x) the Foregone NOLs multiplied by (y) 39%, assuming in such present value calculation that the Foregone NOLs would not have been used until the fifth anniversary of the Closing Date and that the discount rate is equal to nine percent (9%); provided, however, that the Securityholders will be liable for Taxes pursuant to clauses (i) through (viii) above only to the extent such Taxes exceed the amount, if any, of Taxes taken into account in the calculation of Working Capital as finally determined pursuant to Section 2.8 or to the extent not paid pursuant to another provision of this Section 6.12. For the avoidance of doubt, the parties agree that the $70 million limitation contained in Sections 3.12(d) and 6.12(e)(viii)(b) do not apply to Section 6.12(e)(viii)(a).

(f) In the case of any Straddle Period, the amount of any Taxes of the Company or any Company Subsidiary based upon or measured by net income or receipts for the Pre-Closing Period will be calculated as though the taxable year of the Company and the Company Subsidiaries terminated as of the end of the day on the Closing Date; provided, however, that in the case of a Tax of the Company or the Company Subsidiaries for a Straddle Period not based on net income or receipts, the amount of Tax for the Pre-Closing Period shall be deemed to equal the amount of Tax for the Taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which shall be the number of days in the Straddle Period. For Tax Returns relating to the Straddle Periods, the Securityholders shall pay to the Parent within fifteen (15) days before the date on which such Taxes are to be paid the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date, as shown on the Tax Returns prepared by Parent in accordance with Section 6.12(a).

(g) After the Closing Date, each party hereto shall promptly notify any other party in writing of any demand, claim or notice of any pending or threatened Tax audit, investigation, assessment or proceeding (a “Tax Contest”) received by such party from any Governmental Authority with respect to Taxes or Lost Tax Benefits for which such other party is liable pursuant to this Agreement or otherwise. In the case of a Tax Contest after the Closing Date that relates exclusively to a Taxable period ending on or before the Closing Date, the Securityholders shall have the right, but not the obligation, to control (at their own expense) any resulting proceedings and to determine whether and when to settle, compromise and/or concede all or any portion of such Tax Contest; provided, however, that (i) the Securityholders shall have acknowledged that they are liable to the Purchaser Indemnified Parties for such Taxes or Lost Tax Benefits under this Section 6.12. If Parent so elects, it may override the election of the Securityholders to control the prosecution and defense of such Tax Contest, in which case the

Purchaser Indemnified Parties shall be deemed to have waived their rights to indemnification under this Agreement for any Taxes, Lost Tax Benefits or Losses relating to, arising out of, or resulting from such Tax Contest. The Surviving Corporation shall control any Tax Contests that do not relate exclusively to a Taxable period ending on or prior to the Closing Date; provided, however, that the Securityholders may participate (at their own expense) in any Tax Contest relating to Taxes for Pre-Closing Tax Periods or to Taxes or Lost Tax Benefits for which the Securityholders are or may be otherwise liable under this Agreement, and the Surviving Corporation shall not settle, compromise and/or concede all or any relevant portion of such Tax Contest without the prior written consent of the Securityholders, which consent shall not be unreasonably withheld, unless the Purchaser Indemnified Parties have waived their rights to indemnification under this Agreement for any and all Taxes, Lost Tax Benefits and/or Losses relating to, arising out of or resulting from such Tax Contest.

(h) Parent and the Securityholders shall cooperate fully with each other and with each party’s accounting firms and legal counsel, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.12 and any audit, litigation or other proceeding with respect to Taxes or Lost Tax Benefits or pertaining to the Transactions. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(i) The provisions in this Section 6.12, and not the provisions in Section 9.2(a) or 9.2(b) (Indemnification) or Section 9.3(b) (Claims for Indemnification), shall govern with respect to indemnification claims pertaining to Taxes or Losses attributable to Taxes for which the Securityholders are or may be liable under this Agreement; provided, however, that for the avoidance of doubt, the parties’ obligations and rights pursuant to this Section 6.12 shall be subject to the limitations and procedures set forth in Section 9.4 (Limitation on Indemnification), Section 9.5 (Held Back Consideration), Section 9.6 (Exclusive Remedy), Section 9.7 (Adjustment of Merger Consideration), and Section 9.8 (Payments to Securityholders) and the provision of Section 9.4(c) shall govern with respect to indemnification claims pertaining to Taxes or Losses relating to Taxes for which Parent and Newco are or may be liable under this Agreement, including this Section 6.12; provided, however, that indemnification claims pursuant to Section 6.12(e)(viii)(a) shall not be subject to Section 9.4(a)(i). The obligations of the Parties pursuant to this Section 6.12 shall survive until ninety (90) days after the expiration of the applicable statute of limitations (for the avoidance of doubt, the applicable statute of limitations for net operating loss carryforwards shall be the statute of limitations for the tax year in which the loss is utilized).

(j) Parent and each of the Securityholders agree to treat any payments under this Section 6.12 as an adjustment to the Merger Consideration for all Tax purposes.

(k) To the extent consistent with applicable law, each of the parties hereto shall cooperate with the other parties and shall take all commercially reasonable actions as may be necessary to qualify the Merger, and shall not take any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 6.13 Spin-Off.

(a) The Company shall use its reasonable best efforts to satisfy the conditions to the Spin-Off set forth in Article 6 of the Spin-Off Agreement and shall effect the Spin-Off if such conditions have been satisfied. The Company shall cause each person that is a party to the Spin-Off Agreement to comply with its obligations under the Spin-Off Agreement.

(b) The Company shall keep Parent informed on a regular basis concerning the developments in the transactions contemplated by the Spin-Off Agreement and the means by which such transactions are effected and, subject to any existing agreements as to the means of effecting the transactions that are reflected in the Spin-Off Agreement, the Company shall give reasonable consideration to Parent’s views on the means by which such transactions are effected.

Section 6.14 Shelf Registration Statement. On or prior to the Closing Date, Parent shall file a shelf registration statement (the “Shelf Registration Statement”) to register the resale of the Merger Consideration and such shelf registration shall be effective on the Closing Date. If after the Closing Date, Parent fails to qualify as a WKSI, or the Shelf Registration Statement becomes ineffective for any other reason, Parent shall promptly (and in no event later than thirty (30) days after the Shelf Registration Statement becomes ineffective) provide an adequate alternative means to register the Merger Consideration. Subject to the terms of the Escrow Agreement with respect to Held Back Consideration, a Securityholder shall be entitled, upon at least two (2) Business Days’ prior written notice to Parent, to sell such number of shares of Parent Common Stock as are then registered pursuant to such Shelf Registration Statement (or such alternative means of registration). The Securityholder shall also give Parent prompt written notice of the consummation of such sale. Parent’s obligation to maintain the effectiveness of such Shelf Registration Statement (or such alternative means of registration) shall terminate at such time as the Merger Consideration is freely tradeable pursuant to the Rule 144 promulgated by the SEC or any successor to such rule or any other rule or regulation of the SEC that may at any time permit the Securityholders to sell the Merger Consideration to the public without registration. Parent shall have the right to postpone the effectiveness of the Shelf Registration Statement (or such alternative means of registration) for a reasonable period of time if Parent furnishes the Securityholders’ Representative with a certificate signed by an officer of Parent stating that Parent’s board of directors, in its good faith judgment, has determined that effecting the registration or a sale at such time would adversely affect a material financing, acquisition, disposition of assets or stock, merger or other comparable transaction or would require Parent to make public disclosure of information the public disclosure of which would have a material adverse effect upon Parent.

Section 6.15 Indemnification by Surviving Corporation.

(a) From and after the Effective Time, the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Company and its subsidiaries (solely when acting in such capacity) determined as of the Effective Time (the “Company Parties”), against all losses, expenses, claims, damages, liabilities and amounts that are paid in settlement of, or otherwise in connection with, any claim, action, suit, proceeding or investigation (a “Claim”), to which any such person is or may become a party by virtue of his or her service as a present or former director or officer of the Company or any of its subsidiaries and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including the Transactions), in each case to the fullest extent permitted under the DGCL (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Company Party to the fullest extent permitted under the DGCL, upon receipt from the Company Party to whom expenses are advanced of the undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

(b) Any Company Party wishing to claim indemnification under this Section 6.15, upon learning of any such Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 6.15, except to the extent such failure materially prejudices the Surviving Corporation). The Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Company Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Company Parties, the Company Parties may retain counsel satisfactory to them and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Company Parties promptly as statements therefor are received; provided, however, that (i) the Surviving Corporation shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys in addition to any appropriate local counsel at any time for all Company Parties, (ii) the Surviving Corporation and the Company Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed, and provided further, that the Surviving Corporation shall not have any obligation hereunder to any Company Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Company Party in the manner contemplated hereby is prohibited by applicable Law.

(c) The Surviving Corporation shall cause to be maintained in effect for not less than three (3) years after the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) that is substantially equivalent in coverage to the Company’s current insurance, with an amount of coverage of not less than 100% of the amount of coverage maintained by the Company as of the date of this Agreement with respect to matters occurring prior to the Effective Time; provided, however, that if the existing D&O Insurance expires, is terminated or canceled, or if the annual premium therefor is increased to an amount in excess of 150% of the last annual premium paid prior to the date of this Agreement (the “Current Premium”), in each case during such three (3) year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the Current Premium. The provisions of this Section 6.15(c) shall be deemed to have been satisfied if prepaid policies shall have been obtained by the Company prior to Closing, which policies provide such directors and officers with coverage for an aggregate period of three (3) years with respect to claims arising from facts or events that occurred on, or prior to, the Effective Time, including the Transactions. If such prepaid policies shall have been obtained by the Company prior to the Closing, then the Surviving Corporation shall use its reasonable best efforts to maintain such policies in full force and effect and to continue to honor the Company’s obligations thereunder.

(d) Subject to applicable Law, the Charter and Bylaws shall not be amended in a manner which adversely affects the rights of the Company Parties under this Section 6.15.

(e) This Section 6.15 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Company Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.15.

Section 6.16 Transition Services Agreement. The parties will negotiate a mutually agreeable transition services agreement (the “Transition Services Agreement”) in good faith for the provision of services from Newco to the Spun Off Entities.

Section 6.17 Stockholders. Prior to Closing, the Company and the Stockholders’ Representative shall obtain an executed signature page to this Agreement from each Securityholder who has not signed this Agreement as of the date hereof and an executed Investment Representation Letter from each Securityholder that is not an “accredited investor” (as defined in Rule 501(a) promulgated under the Securities Act) and has not delivered such letter on the date hereof, which executed signature page and Investment Representation Letter shall be effective as of the date hereof. The Stockholders’ Representative will exercise all rights under the Stockholders Agreement to secure approval of the holders of the Company Common Stock for the Transactions.

Section 6.18 Employee Benefits. Parent agrees to indemnify the Securityholders and defend and hold the Securityholders harmless from and against any and all Losses arising out of any claims by or in respect of any current or former employee (or any heir, beneficiary, executor, administrator or representative of any current or former employee or any Person claiming through such current or former employee) with respect to any actions of Parent or the Company on or after the Closing Date other than Losses arising from a breach of any covenant, agreement, representation or warranty made by the Company in this Agreement or any certificate, instrument or other document delivered by the Company pursuant hereto. The specific indemnity provided in this Section 6.18 shall not be subject to the limitations or thresholds set forth in Section 9 and shall not be included for purposes of calculating such limitations or thresholds.

ARTICLE VII
CONDITIONS
Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Newco to consummate the Merger are subject to the satisfaction of the following conditions:

(a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect which prohibits, restrains or enjoins the consummation of the Merger or the Spin-Off; provided, that prior to invoking this condition, each party agrees to comply with Section 6.2.

(b) Debt Offer. Each of the conditions to the Debt Offer set forth in the Debt Offer Documents (other than that the Merger shall have been consummated) shall have been satisfied or waived.

(c) Spin-Off. The Spin-Off shall have been consummated in accordance with the terms and subject to the conditions set forth in the Spin-Off Agreement.

(d) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered.

Section 7.2 Conditions to the Obligations of Parent and Newco. The obligations of Parent and Newco to consummate the Merger are subject to the satisfaction of the following additional conditions, unless waived by Parent in writing:

(a) Representations and Warranties of Company. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty given by the words “Company Material Adverse Effect”, “in all material respects”, “material” or “materially”), in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except for such breaches or inaccuracies that have not had or would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Covenants and Agreements. The Company shall have performed all obligations and complied with all agreements and covenants of the Company to be performed or complied with by it under this Agreement prior to the Closing Date in each case in all material respects.

(c) Consents. The Company shall have obtained all consents and approvals from Governmental Authorities necessary or required for the consummation of the Transactions the absence of which would have, individually or in the aggregate, a Company Material Adverse Effect and all consents and approvals from the third parties identified on Schedule 7.2(c) attached hereto, all on terms and conditions reasonably satisfactory to Parent.

(d) Litigation. There shall not be pending any suit, action or proceeding by any Governmental Authority or private party that has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Officers’ Certificate. At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer, stating that the conditions to Closing set forth in Sections 7.2(a) through (d) above have been satisfied.

(f) Certain Events. The conditions set forth in the Debt Commitment Letter shall have been satisfied or waived; provided, that prior to invoking this condition, Parent shall have complied with its obligations under Section 6.8(c) hereof.

(g) Certified Copies. At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Board authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (ii) documents evidencing compliance with the provisions of Section 6.17 and (iii) the restated certificate of incorporation and the bylaws of the Company.

(h) Resignations. At the Closing, the Company shall deliver signed letters of resignation from each director of the Company pursuant to which each such director resigns from his position as a director of the Company and makes such resignation effective at or prior to the Effective Time.

(i) Non-Competition Agreements. At the Closing, the Company shall deliver, or cause to be delivered, a non-competition agreement duly executed by Berkshire Partners LLC and USC Europe, in substantially the form of Exhibit G attached hereto.

(j) Certification. The Company shall have furnished to Parent a certification in accordance with Treas. Reg. §1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a United States real property interest (as defined in Section 897(c)(1)(A) of the Code) because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) Representations and Warranties of Securityholders. The representations and warranties of the Securityholders contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Securityholders contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed by or on behalf of each Securityholder to such effect.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following additional conditions, unless waived by the Company in writing:

(a) Representations and Warranties. The representations and warranties of the Parent contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty given by the words “Parent Material Adverse Effect”, “in all material respects”, “material” or “materially”), in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except for such breaches or inaccuracies that have not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Covenants and Agreements. Parent and Newco shall have performed all obligations and complied with all agreements and covenants of Parent and Newco to be performed or complied with by them under this Agreement prior to the Closing Date in each case in all material respects.

(c) Officers’ Certificate. At the Closing, Parent and Newco shall have delivered a certificate, duly executed by an executive officer of Parent, stating that the conditions to Closing set forth in Section 7.3(a) and (b) above have been satisfied.

(d) Certified Copies. At the Closing, Parent and Newco shall deliver certified copies of (i) the resolutions duly adopted by Parent and Newco’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to them and the Transactions, (ii) the resolutions duly adopted by Newco’s stockholder approving this Agreement and the Transactions, and (iii) the certificate of incorporation and the bylaws of Parent and Newco.

ARTICLE VIII
TERMINATION
Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding the adoption thereof by the Securityholders, by the mutual written consent of the Company and Parent.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger and the other Transactions may be abandoned by the Company or Parent if (a) the Merger shall not have been consummated on or before April 12, 2006 or (b) there shall be any Law that makes consummation of the Merger or the Spin-Off illegal or otherwise prohibited or any Order that is final and nonappealable preventing the consummation of the Merger or the Spin-Off; provided, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

Section 8.3 Termination by Parent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by Parent if prior to the Effective Time there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that any of the conditions set forth in Section 7.1 or 7.2 would not be satisfied; provided, however, that, (a) if such breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts (but in no event longer than twenty (20) days after Parent’s written notification to the Company of the occurrence of such breach), Parent may not terminate this Agreement under this Section 8.3 and (b) Parent may not terminate this Agreement under this Section 8.3 if Parent or Newco is then in material breach of any of its covenants or agreements under this Agreement.

Section 8.4 Termination by the Company. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by the Company if prior to the Effective Time there has been a breach of any representation, warranty, covenant or agreement on the part of Parent or Newco set forth in this

Agreement such that any of the conditions set forth in Section 7.1 or 7.3 would not be satisfied; provided, however, that, (a) if such breach is curable by Parent or Newco through the exercise of its reasonable best efforts and for so long as Parent or Newco continues to exercise such reasonable best efforts (but in no event longer than twenty (20) days after the Company’s written notification to Parent or Newco of the occurrence of such breach), the Company may not terminate this Agreement under this Section 8.4 and (b) the Company may not terminate this Agreement under this Section 8.4 if it is then in material breach of any of its covenants or agreements under this Agreement.

Section 8.5 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except with respect to Sections 6.3(b) (Access/Confidentiality), 6.5 (Publicity), 8.5 (Effect of Termination), Article XI (Miscellaneous) and Article XII (Consent to Jurisdiction/Waiver of Jury Trial), which shall survive the termination; provided, however, that nothing herein will relieve the Company, the Securityholders, Parent or Newco from liability for any breach of this Agreement.

ARTICLE IX
INDEMNIFICATION
Section 9.1 Survival of Representations, Warranties and Covenants. All representations and warranties of each party contained in this Agreement shall survive the Closing, for a period ending fifteen (15) months from the Closing Date, except that:

(a) the representations and warranties set forth in Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2 (Charter Documents and Bylaws), 3.3 (Capitalization), 3.4 (Authority Relative to this Agreement), 3.19 (State Takeover Laws), 4.1 (Authority Relative to This Agreement) 4.3 (Title to Securities), 5.1 (Organization and Qualification; Subsidiaries), 5.2 (Charter Documents and Bylaws) and 5.3 (Authority Relative to this Agreement) shall survive without limitation;

(b) the representations and warranties set forth in Section 3.10 (Environmental Matters) shall survive for a period ending on the fourth anniversary of the Closing Date;

(c) if, prior to the expiration of the applicable survival period set forth in this Section 9.1, an Indemnified Party notifies the Indemnifying Party in writing of a claim for the breach of a representation and warranty and the facts constituting the basis for such claim in reasonable detail, then the representation and warranty on which the claim is based shall survive beyond such period with respect to any inaccuracy therein or breach thereof that is the basis for such claim, but only to the extent that and for the time period necessary to resolve any claim for indemnification arising from the asserted breach of the representation and warranty; and

(d) the survival of the representations and warranties set forth in Section 3.12 shall be governed by 6.12(i).

The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

Section 9.2 Indemnification.

(a) Subject to the limits set forth in this Article IX, from and after the Closing, each Securityholder agrees to severally indemnify, defend and hold harmless Newco, the Surviving Corporation, Parent and their respective officers, directors, employees, agents, representatives and affiliates (the “Purchaser Indemnified Parties”) from and in respect of any and all losses, damages, costs and expenses (including, demands, suits, claims, actions, assessments, liabilities, judgments, expenses of investigation and fees and disbursements of counsel and other professionals) (collectively, “Losses”), that they incur arising out of or due to (i) any inaccuracy or breach of any representation or warranty of the Company or any Securityholder contained in Article III of this Agreement (without giving effect to any limitation on any representation or warranty given by the words Company Material Adverse Effect, “in all material respects”, “material” or “materially”), (ii) any breach by the Company or any Securityholder of any covenant, undertaking or other agreement of the Company or any such person contained in this Agreement, (iii) any and all liabilities related to or arising out of the business or operations of the Spun Off Entities and (iv) except with respect to the matters set forth in Section 9.2(c), any and all liabilities related to or arising out of claims made by any holder of any equity securities of the Company in connection with the Merger or the other Transactions. This Section 9.2(a) shall not apply to Losses relating to Taxes, as to which Section 6.12 shall govern.

(b) Subject to the limits set forth in this Article IX, after the Closing, each Securityholder agrees to severally and not jointly indemnify, defend and hold harmless the Purchaser Indemnified Parties from and in respect of any and all Losses that they may incur arising out of or due to any inaccuracy or breach of any representation or warranty of such Securityholder contained in Article IV of this Agreement or that otherwise pertains to such Securityholder (without giving effect to any limitation on any representation or warranty given by the words “in all material respects”, “material” or “materially”). This Section 9.2(b) shall not apply to Losses relating to Taxes, as to which Section 6.12 shall govern.
(c) Subject to the limits set forth in this Article IX, after the Closing, Parent and Newco agree to jointly and severally indemnify, defend and hold harmless each Securityholder and their respective officers, directors, employees, agents, representatives and affiliates, if any (the “Seller Indemnified Parties”), from and in respect of any and all Losses that they may incur arising out of or due to (i) the inaccuracy or breach of any representation or warranty of Newco contained in this Agreement (without giving effect to any limitation on any representation or warranty given by the words Parent Material Adverse Effect, “in all material respects”, “material” or “materially”) and (ii) the breach by Parent or Newco of any covenant, undertaking or other agreement of Parent or Newco contained in this Agreement.

Section 9.3 Claims for Indemnification.

(a) Whenever any claim shall arise for indemnification, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim, and the facts constituting the basis for such claim in reasonable detail. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the defense of such action is materially prejudiced thereby.

(b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall have the right to assume the defense of such Third Party Claim (at its cost and expense) and to defend any such Third Party Claim in good faith by appropriate actions diligently pursued. The Indemnified Party (at its cost and expense) shall have the right, but not the obligation, to participate in (but not control) the defense of any such Third Party Claim; provided, however, that the Indemnified Party shall be entitled, at the Indemnifying Party’s cost and expense, to retain one firm of separate counsel of its own choosing (along with any required local counsel) if (i) the Indemnifying Party and the Indemnified Party so mutually agree or (ii) the named parties in any such proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts in connection with the defense of the Third Party Claim. If the Indemnifying Party fails to assume the defense of such Third Party Claim in accordance with this Section 9.3 within fifteen (15) days after receipt of notice of such Third Party Claim or fails to diligently pursue the defense thereof, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise and settlement of such third party claim, and the Indemnifying Party shall be liable for any resulting settlement of such Third Party Claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the extent otherwise provided in this Agreement. In the event the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. In no event shall the Indemnified Party settle or compromise such Third Party Claim without the consent of the Indemnifying Party or Indemnifying Parties, as the case may be. The Indemnifying Party or Indemnifying Parties, as the case may be, may not settle or compromise such Third Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Law or the rights of any person. The Indemnified Party shall make available to the Indemnifying Party or the Indemnifying Parties, as the case may be, or its or their representatives all records and other materials reasonably required for use in contesting any Third Party Claim. The Indemnified Party shall cooperate fully with the Indemnifying Party or Indemnifying Parties in the defense of all such claims. This Section 9.3(b) shall not apply to Losses related to Taxes, as to which Section 6.12 shall govern.

Section 9.4 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement, (i) no party hereto (nor, in each case, such party’s officers, directors, employees, agents, representatives and affiliates), shall be liable to another party in respect of any indemnification hereunder pursuant to Sections 6.12 (other than Section 6.12(e)(viii)(a)), 9.2(a)(i), 9.2(b)(i) or 9.2(c)(i) unless and until and only to the extent that the aggregate amount (without duplication) of all such individual Losses of the party seeking indemnification are entitled exceeds $1,000,000 (the “Deductible”), (ii) the maximum liability of any party for indemnification pursuant to Sections 6.12, 9.2(a), 9.2(b) or 9.2(c) shall be an amount equal to the Purchase Price (after taking into account any increases or decreases in the Purchase Price pursuant to Section 2.8); provided, however, that no claim for indemnification by an Indemnified Party hereunder with respect to Losses resulting from (i) a breach of Sections 3.1 (Organization and Qualification Subsidiaries), 3.2 (Charter Documents and Bylaws), 3.3 (Capitalization), 3.4 (Authority Relative to Agreement), 4.1 (Authority Relative to Agreement), 4.3 (Title to Securities), 5.1 (Organization and Qualification; Subsidiaries), 5.2 (Charter Documents and Bylaws) and 5.3 (Authority Relative to Agreement) or (ii) resulting from fraud or intentional misrepresentation shall be subject to the limitations contained in this Section 9.4.

(b) Notwithstanding the other provisions of this Section 9.4 or Section 6.12, no Losses shall be taken into account (including for purposes of determining whether or not the Deductible has been satisfied), and none of the Company, the Securityholders or the Parent shall have any indemnification obligations, unless the Losses resulting from a single event, occurrence or omission, or series of events, occurrences or omissions arising out of related facts, circumstances or conditions, exceed $25,000.

(c) For purposes of determining the extent of and limitations on indemnification under Section 6.12 (Tax Covenants) and Article IX, the amount of any Losses that may be subject to indemnification under this Agreement will be determined net of any current Tax benefits, including, without limitation, current deductions, actually realized by the Indemnified Party (or any consolidated, combined or unitary group of which the Indemnified Party is also a member) attributable to the incurrence or payment of such Loss and which are actually realized within two years of incurring the relevant Loss. In the event that any Indemnified Party (or any consolidated, combined or unitary group of which the Indemnified Party is also a member) realizes any Tax benefits consistent with the preceding sentence attributable to a Loss after being indemnified for such Loss by an Indemnifying Party, the

Indemnified Party will notify the Indemnifying Party that it has realized such Tax benefit and will promptly reimburse the Indemnifying Party in the amount of the Tax benefit so realized. Other than in respect of a Third Party Claim, an Indemnifying Party shall not be liable under this Article IX in respect of any claim for incidental, special, punitive or consequential damages, including consequential damages resulting from lost profits.

(d) The amount that any Indemnifying Party is required to pay to, for or on behalf of any Indemnified Party pursuant to this Article IX shall be adjusted by any insurance proceeds actually received by any Indemnified Party in reduction of the related indemnifiable Loss after reduction for any costs or expenses incurred in connection with collecting such proceeds or payments (which the Indemnified Party will use commercially reasonable efforts to collect).

Section 9.5 Holdback.

(a) The Held Back Consideration will be held and released in accordance with the terms of this Agreement and the Escrow Agreement for a period beginning on the Closing Date and ending on the fifteen (15) month anniversary thereof, subject to extension as provided in the Escrow Agreement with respect to claims that remain subject to dispute at such date (such period, as so extended, the “Hold Back Period”) to (i) satisfy the Securityholders’ obligations pursuant to Section 2.8 and (ii) indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses in respect of which such Purchaser Indemnified Parties may be indemnified, defended or held harmless under this Article IX or Section 6.12 (Tax Covenants). The Securityholders shall, and do hereby, pledge and grant to Parent a security interest in the Held Back Consideration.

(b) Any payments required to be made to Parent, the Surviving Corporation or a Purchaser Indemnified Party pursuant to Section 2.8, Section 6.12 or Section 9.2(a) or (b) during the Hold Back Period shall be made first by resort to the Hold Back Consideration; provided, however, that the aggregate amount of payments, if any, to be made to the Surviving Corporation pursuant to Section 2.8 (collectively, the “Purchase Price Adjustment Amount”) by resort to the Hold Back Consideration shall not exceed $3,500,000; provided further, that if the Purchase Price Adjustment Amount exceeds $3,500,000, the amount of such excess shall be a Payment Shortfall (as defined below) payable in accordance with the following sentence; provided further, that if the Purchase Price Adjustment Amount is less than $2,500,000, an amount equal to the amount by which $2,500,000 exceeds the Purchase Price Adjustment Amount shall be released to the Securityholders from the Held Back Consideration. If the balance of the Hold Back Consideration is insufficient to satisfy the entire amount of any payment to be made to Parent, the Surviving Corporation or a Purchaser Indemnified Party, as applicable (the “Payment Shortfall”), the Securityholders shall be severally liable for such Payment Shortfall and any required payment shall be paid pro rata by each Securityholder, by wire transfer of immediately available funds for credit to the recipient, at a bank account designated by the recipient in writing.

(c) At the conclusion of the Hold Back Period, any payments required to be paid to a Purchaser Indemnified Party pursuant to section 9.2(a) shall be paid pro rata by each Securityholder, by wire transfer of immediately available funds for credit to the Purchaser Indemnified Party, to a bank account designated by the Purchaser Indemnified Party in writing.

Section 9.6 Exclusive Remedy. Except for remedies that cannot be waived as a matter of Law or as provided in Section 11.11, if the Closing occurs, indemnification pursuant to this Article IX and Section 6.12 will be the exclusive remedy for any breach of this Agreement (including any representation, warranty, covenant and agreement contained in this Agreement), other than in respect of claims based on conduct constituting fraud or intentional misrepresentation.

Section 9.7 Adjustment of Merger Consideration. Each of the parties agrees to treat any payments under this Article IX as an adjustment to the Purchase Price for all Tax purposes.

Section 9.8 Payments to the Securityholders. The Parties hereto agree that any payments made to the Securityholders by Parent and/or Newco pursuant to Section 2.8, Section 6.12 or this Article IX will be in the form of Parent Common Stock rather than cash (other than amounts of cash payable in respect of fractional shares in accordance with Section 2.6).

ARTICLE X
APPOINTMENT OF SECURITYHOLDERS’ REPRESENTATIVE
Section 10.1 Appointment. By virtue of approval and adoption of this Agreement, each Securityholder hereby constitutes and appoints Berkshire Partners LLC (the “Securityholders’ Representative”) in connection with and to facilitate the consummation of the Transactions, with full power to act in all respects as the sole, true and lawful agent, proxy and attorney-in-fact, with full power of substitution, in such Securityholder’s name, place and stead, and on his/her/its behalf:

(a) To execute and deliver the Transaction Documents (with such modifications or changes thereto as to which the Securityholders’ Representative, in its reasonable discretion, shall have consented to) and to agree to such amendments or modification thereto as the Securityholders’ Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in Section 2.8, Article IX (Indemnification) and this Article X;

(b) To take such action and to execute and deliver such amendments, modifications, modifications, waivers and consents in connection with this Agreement and the other Transaction Documents as the Securityholders’ Representative, in its reasonable discretion, may deem necessary or desirable to consummate the Transactions;

(c) To conduct or cease to conduct, in its sole and absolute discretion, the defense of all claims against any of the Securityholders in connection with this Agreement and all claims against and liabilities of the Securityholders under Article IX, subject to the limiting provisions of Article IX, so long as all of the liabilities apply to such Securityholders severally in accordance with the applicable percentages set forth on Schedule I and to settle all such claims in its sole and absolute discretion on behalf of the undersigned and exercise any and all rights which any of the undersigned is permitted or required to do or exercise pursuant to this Agreement; no such settlement or action shall bind or otherwise affect the rights or obligations of the Securityholders’ Representative; and

(d) To accept in its sole and absolute discretion on behalf of each Securityholder service of process and any notices required to be served on Securityholders.

For the avoidance of doubt, any compromise or settlement of any matter by the Securityholders’ Representative hereunder shall be binding on, and fully enforceable against, all Securityholders.

Section 10.2 Reliance. Each Securityholder hereby agrees that: (i) in all matters in which action by the Securityholders’ Representative is required or permitted, the Securityholders’ Representative is authorized to act on behalf of each Securityholder, notwithstanding any dispute or disagreement among the Securityholders’ Representative and any Securityholder, and any Purchaser Indemnified Party shall be entitled to rely on any and all action taken by the Securityholders’ Representative under this Agreement without any liability to, or obligation to inquire of, any Securityholder; (ii) notice to the Securityholders’ Representative, delivered in the manner provided in Section 11.6, shall be deemed to be notice to each Securityholder for the purposes of this Agreement; and (iii) the power and authority of the Securityholders’ Representative, as described in this Agreement, shall continue in full force until all rights and obligations of each Securityholder under this Agreement shall have terminated, expired or been fully performed.

Section 10.3 Liability. The Securityholders’ Representative will not be liable to any Securityholder for any action taken by it in good faith pursuant to this Agreement, and the Securityholders will jointly and severally, indemnify the Securityholders’ Representative against, and agree to hold the Securityholders’ Representative harmless from, any and all Losses. The Securityholders’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Securityholders hereunder, and the Purchaser Indemnified Parties agree that they will not look to the personal assets of the Securityholders’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Securityholders hereunder.

ARTICLE XI
MISCELLANEOUS; GENERAL
Section 11.1 Payment of Expenses. In the event the Merger is not consummated, each party hereto shall pay its own Expenses (as defined below). In the event the Merger is consummated, (i) the Securityholders shall pay all of the Expenses paid by or on behalf of the Company, any of its subsidiaries and the Securityholders and (ii) Parent shall pay all of the Expenses paid by or on behalf of either Parent or Newco. “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of outside counsel, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Transactions.

Section 11.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties to this Agreement may modify or amend this Agreement, by written agreement executed and delivered by duly authorized representatives of the parties hereto; provided, however, that the Company, Parent, Newco and the Securityholders’ Representative may amend or modify this Agreement without the consent of the Securityholders in any manner that does not materially and adversely affect the rights of the Securityholders hereunder.

Section 11.3 Waiver of Conditions.

(a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by an authorized representative of the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

Section 11.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given: (i) when sent if sent by facsimile, provided that receipt of the fax is promptly confirmed by telephone; (ii) when delivered, if delivered personally to the intended recipient; (iii) three (3) Business Days following sending by registered or certified mail, postage prepaid; and (iv) one (1) Business Day following sending, if sent by overnight delivery via a national courier service providing proof of delivery, and in each case, addressed to a party at the following address for such party (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.6):

If to Newco:	Ball Aerosol and Specialty Container Corporation
10 Longs Peak Drive
Broomfield, CO 80021
Attention: Charles E. Baker
Facsimile No.: (303) 460-2691

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
Attention: Charles W. Mulaney, Jr.
Facsimile No. (312) 407-0411

If to Parent:	Ball Corporation
10 Longs Peak Drive
Broomfield, CO 80021
Attention: Charles E. Baker
Facsimile No.: (303) 460-2691

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
Attention: Charles W. Mulaney, Jr.
Facsimile No. (312) 407-0411

If to the Company:	U.S. Can Corporation
c/o Berkshire Partners LLC
One Boston Place
Boston, MA 02108
Attn.: Carl Ferenbach, Managing Director
Fax: (617) 227-6105

with a copy to:	Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
Attention: David C. Chapin
Facsimile No.: (617) 951-7050

Section 11.7 Entire Agreement, etc. This Agreement and the agreements referenced herein or expressly contemplated hereby (a) constitute the entire agreement, and supersede all other prior agreements, discussions, negotiations and understandings, both written and oral, among the parties, with respect to the subject matter hereof, (b) shall not be assignable by operation of law or otherwise without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void and (c) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 11.8 Interpretation. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. References in this Agreement to Articles and Sections are references to Articles and Sections of this Agreement, unless expressly otherwise stated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms.

Section 11.9 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” and “affiliates” shall mean, as to any specified person, each person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(b) “Ancillary Agreements” shall mean the Transition Services Agreement, the Escrow Agreement and the Spin Off Agreement.

(c) “associate” and “associates” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

(d) “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized to be closed in New York City, New York.

(e) “knowledge” of any person that is not an individual means, with respect to any matter in question, the actual knowledge of those individuals listed on Exhibit H hereto with respect to the Company and those individuals listed on Exhibit I hereto with respect to Parent.

(f) “person” means any individual or any corporation, partnership, limited liability company or other legal entity.

(g) “subsidiary” of any person means any corporation, partnership, limited liability company or other legal entity of which such person (either alone or through or together with any subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(h) “Spun Off Entity” shall have the meaning ascribed to such term in the Spin Off Agreement.

(i) “Transaction Documents” shall mean this Agreement and the Ancillary Agreements.

Section 11.10 No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person not a party hereto other than any Purchaser Indemnified Party or Seller Indemnified Party to the extent such Indemnified Party is entitled to indemnification in accordance with the provisions of Article IX or Section 6.12 (Tax Matters).

Section 11.11 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that without posting bond the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which it might be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy of law would be adequate.

Section 11.12 Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof and (b) hereby waives, and agrees to cause each of its subsidiaries to waive, to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim of forum non conveniens, that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, (c) hereby agrees to commence and require any of its subsidiaries to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof exclusively in one of the courts set forth in the preceding clause (a) of this Section 11.12, and (d) hereby agrees not to commence, or permit any of its subsidiaries to commence, any claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, other than before on of the courts set forth in the preceding clause (a) of this Section 11.12, or to make any motion or take any other action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above named courts whether on the grounds of inconvenient forum or otherwise.

Section 11.13 Service of Process. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.6 will constitute good and valid service of process and waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with this Section 11.13 does not constitute good and valid service of process.

Section 11.14 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES (IN THE CASE OF A CORPORATE PARTY) TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER SUCH PARTY NOR (IN THE CASE OF A CORPORATE PARTY) ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE SELLER THAT THIS SECTION 11.14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE SELLER IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF SUCH PARTY'S RIGHT TO TRIAL BY JURY.

Section 11.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 11.16 Company Disclosure Schedule. Any disclosure made in a section of the Company Disclosure Schedule shall be deemed disclosed only with respect to such section unless such disclosure is made in such a way as to make its relevance to the information called for by another section of such schedule reasonably apparent in which case, such disclosure shall be deemed to have been included in such other section, notwithstanding the omission of a cross reference thereto.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties or their duly authorized officers of the parties hereto on the date first hereinabove written.

BALL CORPORATION
By:
Name:
Title:
BALL AEROSOL AND SPECIALTY CONTAINER CORPORATION
By:
Name:
Title:
U.S. CAN CORPORATION
By:
Name:
Title:
BERKSHIRE FUND V, LIMITED PARTNERSHIP
By:	Fifth Berkshire Associates LLC, its General Partner
By:
Name:
Title:

BERKSHIRE FUND V COINVESTMENT FUND, LIMITED PARTNERSHIP
By:	Fifth Berkshire Associates LLC, its General Partner
By:
Name:
Title:
BERKSHIRE INVESTORS LLC
By:
Name:
Title:
CITIBANK CORPORATE AND INVESTMENT BANKING
By:
Name:
Title:
SQUAM LAKE INVESTORS IV, L.P.
By:	GPI, Inc., its general partner
By:
Name:
Title:
SALCORP LTD.
By:
Name:
Title:

BARCEL CORPORATION
By:
Name:
Title:
SCARSDALE COMPANY N.V., INC.
By:
Name:
Title:
WINDSOR INTERNATIONAL CORPORATION
By:
Name:
Title:
ATLAS WORLD CARRIERS S.A.
By:
Name:
Title:
THE WORLD FINANCIAL TRADING CORP. S.A.
By:
Name:
Title:

LENNOXVILLE INVESTMENTS, INC.
By:
Name:
Title:
EMPIRE INVESTMENTS S.A.
By:
Name:
Title:
INDIVIDUAL SECURITYHOLDERS
By:
Philip Mengel
By:
Michael Rajkovich
By:
George Bayly
By:
Robert Ballou
By:
James Aikins
By:
Lawrence Morrison

By:
Emil Obradovich
By:
John Bigley
By:
Jochen Naujokat
By:
V. Craig Autry
By:
Mark J. Baiocchi
By:
Daniel DesRochers
By:
Michael Dick
By:
Ramon Ferrer
By:
Jeffrey P. Lovero
By:
Richard L. Adkisson
By:
Francis Azzarello

By:
Gregg S. Pearson
By:
James N. Peterson
By:
Gregory Riekhof
By:
Barry R. Turk
By:
W. Brien Berberich
By:
Marc D. Fox
By:
Douglas E. McFadden
By:
Keith F. Nemec
By:
Barry Orr-Depner
By:
James K. Strasser
By:
Thomas Scrimo

By:
Kevin P. Barrett
By:
John J. Blum
By:
Bernard Grilli
By:
Edmund J. Hayes
By:
Edward F. Kubacki
By:
Steven D. Marcontell
By:
Kenneth J. Matyska
By:
Bret M. Shankleton
By:
Geri Stewart
By:
Robert G. Vuillaume